AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 2003
                                                     REGISTRATION NO. 333-106134

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ___________________________

                                AMENDMENT NO. 2
                                       to
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ___________________________
                         COMMUNITY BANK OF GEORGIA, INC.
                 (Name of Small Business Issuer in its Charter)

              GEORGIA                         6021                55-0831978
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number)   Identification No.)

                   134 W. PARKER STREET, BAXLEY, GEORGIA 31513
                                 (912) 367-6440
          (Address and telephone number of principal executive offices)

                      692 W. PARKER STREET, BAXLEY, GEORGIA
       (Address of principal place of business or intended principal place of business)

                                 LLOYD E. GUNTER
                              134 W. PARKER STREET
                              BAXLEY, GEORGIA 31513
                                 (912) 367-6440
            (Name, address and telephone number of agent for service)
                           ___________________________

                                   COPIES TO:
                            KATHRYN L. KNUDSON, ESQ.
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                     191 PEACHTREE STREET, N.E., 16TH FLOOR
                             ATLANTA, GEORGIA  30303
                                 (404) 572-6600

     Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                           ___________________________

                                              CALCULATION OF REGISTRATION FEE
==========================================================================================================================
                                                          PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                   AMOUNT TO BE    OFFERING PRICE PER        PROPOSED MAXIMUM           AMOUNT OF
SECURITIES TO BE REGISTERED               REGISTERED            UNIT           AGGREGATE OFFERING PRICE   REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value               800,000     $           10.00     $             8,000,000     $         647(1)
--------------------------------------------------------------------------------------------------------------------------
Warrants to purchase common stock           286,000(2)  $           10.00     $                     0     $           0
--------------------------------------------------------------------------------------------------------------------------
Common stock, $1.00 par value, issuable
upon the exercise of the warrants           286,000     $           10.00(3)  $             2,860,000(4)  $         231(1)
==========================================================================================================================

(1) Previously paid
(2) Warrants to purchase an aggregate of up to 286,000 shares of common stock at an exercise price of $10.00 per share will be issued to the organizers of the Registrant in connection with this offering.
(3)  Represents the exercise price per share for each warrant.
(4) Calculated in accordance with Rule 457(i) under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


       PRELIMINARY PROSPECTUS DATED AUGUST 11, 2003; SUBJECT TO COMPLETION

                        COMMUNITY BANK OF GEORGIA, INC.

                       A Proposed Bank Holding Company for

                            COMMUNITY BANK OF GEORGIA
                                (In Organization)

                    MAXIMUM OF 800,000 SHARES OF COMMON STOCK
                    MINIMUM OF 560,000 SHARES OF COMMON STOCK

                                $10.00 PER SHARE
                         (Minimum Purchase: 100 shares)
                         ------------------------------

     Community Bank of Georgia, Inc. is offering a minimum of 560,000 and a maximum of 800,000 shares of its common stock to raise the money required to organize Community Bank of Georgia, a new state-chartered bank being organized under Georgia law. Community Bank of Georgia, Inc. will be the holding company and sole shareholder of Community Bank of Georgia after it is organized. Community Bank of Georgia will be headquartered in Baxley, Georgia, and we expect to open Community Bank of Georgia in the first quarter of 2004. Prior to this offering, Community Bank of Georgia, Inc. has not conducted active business operations and there has been no public market for the shares.

     The organizers of Community Bank of Georgia, Inc. will offer and sell the common stock on a best-efforts basis and will receive no commissions or other compensation in connection with these activities. The organizers intend to subscribe for an aggregate of approximately 286,000 shares of the common stock sold in this offering. In addition, Community Bank of Georgia, Inc. will grant each organizer a warrant to purchase one share of common stock, at an exercise price of $10.00 per share, for each share he or she purchases in the offering, up to a maximum for all organizers of 286,000 shares subject to warrants. See "Warrants" on page 3.

     OUR COMMON STOCK IS NOT A DEPOSIT OR A BANK ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE ALL OF YOUR INVESTMENT. WE HAVE DESCRIBED WHAT WE BELIEVE ARE THE MATERIAL RISKS OF THIS INVESTMENT UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR THE FDIC HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE COMMON STOCK OF COMMUNITY BANK OF GEORGIA, INC. WILL NOT BE LISTED OR QUOTED ON ANY NATIONAL EXCHANGE OR MARKET.

     This table summarizes the minimum and maximum proceeds that we expect to receive from the offering.

                                          Per      Total       Total
                                         Share    Minimum     Maximum
                                         ------  ----------  ----------
Price to public                          $10.00  $5,600,000  $8,000,000
Fees and commissions                        ---         ---         ---
Net proceeds to Community Bank of        $10.00  $5,600,000  $8,000,000
Georgia, Inc., before expenses

     The organizers will promptly deposit subscription proceeds in an escrow account with our escrow agent, The Bankers Bank. The escrow agent will hold the subscription proceeds until the organizers receive subscriptions for at least 560,000 shares and permission from the Department of Banking and Finance to release funds from escrow. Community Bank of Georgia, Inc. will not be able to use the subscription proceeds until they are released from escrow.

     The organizers plan to end the offering on ___ __, 2003. However, the organizers may, at their discretion, end the offering sooner or extend it until ___ __, 2004. If the organizers are unable to sell 560,000 shares of common stock or fail to receive permission from the Department of Banking and Finance to release funds from escrow, the escrow agent will promptly return all subscription proceeds to investors, with any interest earned, and the organizers will pay all of the expenses incurred by Community Bank of Georgia, Inc.


                              August __, 2003

                                     SUMMARY

     This summary does not contain all the information you should consider before investing in the common stock. We encourage you to read carefully the entire prospectus before investing. See page 5 for instructions on how to subscribe for shares.

COMMUNITY BANK OF GEORGIA, INC. AND COMMUNITY BANK OF GEORGIA

     Community Bank of Georgia, Inc. is a Georgia corporation that was incorporated on April 2, 2003 to organize and serve as the holding company for Community Bank of Georgia, a state-chartered bank being organized under Georgia law. Community Bank of Georgia will be a full service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. We believe that local ownership and control will allow Community Bank of Georgia to serve customers more efficiently and will aid in our growth and success. Community Bank of Georgia will conduct a general commercial banking business, emphasizing personalized banking services to small- to medium-sized businesses, independent single-family residential contractors and consumers.

     On January 24, 2003, we filed an application with the Department of Banking and Finance to organize a new state-chartered bank in Baxley, Georgia and with the FDIC for federal deposit insurance. We received preliminary approval from the Department of Banking and Finance on August 1, 2003, and we expect preliminary FDIC approval on or about August 18, 2003. Community Bank of Georgia, Inc. also intends to file an application with the Federal Reserve Bank of Atlanta to become a bank holding company by acquiring all of the capital stock of Community Bank of Georgia. In order to receive a permit to begin business, we will be required to satisfy the conditions to these approvals, including: (1) capitalizing Community Bank of Georgia with at least $5 million, and (2) implementing appropriate banking policies and procedures. After receiving final regulatory approvals, we anticipate beginning operations in a temporary facility located on our main bank site in the first quarter of 2004. We expect to move into our permanent facility in the fourth quarter of 2004.

WHY WE ARE ORGANIZING A NEW BANK IN APPLING COUNTY

     We believe that Appling County represents a diverse market with a growing population and economy. We also believe that the community will welcome and support a new locally owned and operated commercial bank. As a community bank, Community Bank of Georgia will be designed to serve the needs of the residents and small- to medium-sized businesses within this growing economy.

     Appling County has enjoyed sustained population growth for more than a decade. According to data obtained from the Georgia Department of Labor, between 1990 and 2000 the population of Appling County grew by 10.6%, and it is projected to grow over the period from 2000 to 2005 at an annual rate of approximately 3.8%. According to data compiled by the University of Georgia's College of Agricultural and Environmental Sciences, personal and family income figures in Appling County have grown steadily over the last decade. In 2001, median household income in Appling County was $27,634, as compared with $22,271 for 1990, which represents an increase of 24%. Appling County is home to The Edwin I. Hatch Nuclear Power Plant, one of Georgia Power's two nuclear facilities, which employs 890 persons. In addition, companies representing the manufacturing, health care and forestry industries comprise the remaining four of the top five employers in Appling County. Appling County ranked in the top ten counties in the State of Georgia for average weekly wages paid in both 1990 and 2000 according to the Georgia Department of Labor data. Continued population growth has attracted many businesses to the area and has led to growth in the local service economy, and, while they cannot be certain, the organizers expect this trend to continue.

     Deposits at financial institutions in the market have also grown over the past five years. According to FDIC statistics, between June of 1997 and June of 2002 deposits grew at a compound annual rate of 8.61% from $137 million in June of 1997 to $196 million in June of 2002. While they cannot be certain, the organizers expect this trend to continue as the population and income figures in the service area grow.

     We believe that it is important for Appling County to have a locally owned and locally managed community bank that is sensitive and responsive to the needs of the community. Further, we believe that there is an opportunity for Community Bank of Georgia to acquire significant market share by offering an alternative to the less personal service that we believe is offered by many larger banks.

     We recognize that our competitors have substantially greater resources and lending limits than Community Bank of Georgia will have and provide other services, such as extensive and established branch networks and trust services, that Community Bank of Georgia does not expect to provide initially. As a result of these competitive factors, Community Bank of Georgia may have to pay higher interest rates to attract depositors or to extend credit with lower interest rates to attract borrowers.

OFFICERS AND DIRECTORS

     Our management team is led by Lloyd E. Gunter, the president and chief executive officer of Community Bank of Georgia, Inc. and the proposed president and chief executive officer of Community Bank of Georgia. Mr. Gunter has over 34 years of banking experience and over 22 years of community banking experience in Georgia, with eight years of experience as president and CEO of First National Bank, a community bank in Folkston, Georgia.

     Our board of directors consists of the following 21 individuals, who are also the organizers and proposed directors of Community Bank of Georgia:

       -  Samuel Cain               -  Henry G. Miles
       -  Mike Cleland              -  Harold E. Rentz, DMD
       -  David G. Douglas          -  James R. Rentz
       -  William W. Eason          -  B.W. Sapp
       -  Lloyd E. Gunter           -  John E. Tillman
       -  Roy Herrington            -  Jeffery Turner
       -  Fred E. Hyers             -  Lamar Turner
       -  H.F. Johnson              -  David W. Upchurch
       -  Marcus C. Long            -  Ronnie White
       -  James L. Lott             -  Forrest Wildes
       -  Robert E. Mathews         -  Sidney Wildes

     Our directors are local business and community leaders. We believe that they are all well known and respected in the community and that they will be able to develop a loyal customer base. The directors will use their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community.

     Our directors intend to purchase an aggregate of approximately 286,000 shares of the common stock offered by this prospectus. These shares represent approximately 51.1% of the minimum and 35.8% of the maximum number of shares to be sold in this offering.

WARRANTS

     In recognition of the efforts made and financial risks undertaken by the organizers in organizing Community Bank of Georgia, Inc. and Community Bank of Georgia and in recognition of the services they will provide as directors of Community Bank of Georgia, each organizer of Community Bank of Georgia, Inc. will receive a warrant to purchase one share of common stock for each share he or she purchases in this offering, up to an aggregate maximum of 286,000 shares for all of our organizers. Warrants will be issued only to our organizers and will not be offered to the public. Our organizers currently intend to purchase an aggregate of approximately 286,000 shares of common stock in this offering. Holders of the warrants will be able to profit from any rise in the market value of our common stock or any increase in our net worth because they will be able to purchase shares of our common stock at a price that is less than market value.

PRODUCTS AND SERVICES

     Community Bank of Georgia will focus on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank. Community Bank of Georgia will be a full service bank offering retail and commercial banking services and will emphasize personalized banking services to small- to medium-size businesses and consumers. Lending services will include consumer loans and commercial loans to small- to medium-sized businesses and professional concerns. Community Bank of Georgia will offer a broad array of deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. We will also provide additional services such as ATM cards, debit cards, travelers' checks, direct deposit and automatic transfers. We intend to offer our services through a variety of delivery systems including automated teller machines, private banking, overnight depository and bank-by-mail services.

PHILOSOPHY AND STRATEGY

     Community Bank of Georgia will operate as a full-service community bank, offering sophisticated financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish Community Bank of Georgia from its competitors.

     To carry out our philosophy, our business strategy will involve the following:

          - Capitalizing on the directors' and officers' diverse community involvement, professional expertise and personal and business contacts within our primary service area, including implementing a formal director call program.

          - Hiring and retaining highly experienced and qualified banking personnel.

          - Providing individualized attention with consistent, local decision-making authority.

          - Utilizing technology and strategic outsourcing to provide a broad array of convenient products and services.

          - A highly visible and accessible main office in close proximity to a concentration of the targeted commercial businesses and professionals.

          - Attracting our initial customer base by offering competitive interest rates on our deposit accounts.

          -    Implementing an aggressive marketing program.

THE OFFERING

Security . . . . . . . .  Common stock, $1.00 par value, of Community
                          Bank of Georgia, Inc.

Offering Price . . . . .  $10.00 per share

Number of Shares Offered  Minimum    560,000
                          Maximum    800,000

                          The number of shares offered does not include shares issuable upon the exercise of warrants that we will issue to our organizers or stock options that may be issued under our stock incentive plan.

Use of Proceeds. . . . .  Subject to regulatory approval, Community Bank of
                          Georgia, Inc. will use the proceeds of this offering to pay organizational and pre-opening expenses and to purchase all of the capital stock of Community Bank of Georgia. Community Bank of Georgia, in turn, will use the proceeds to construct its main office; to provide working capital to be used for business purposes, including paying officers' and employees' salaries; and for making loans to customers and other investments. See "Use of Proceeds" on page 14.

Plan of Distribution . .  Our directors will use their best efforts to offer and sell the common stock to potential investors and will not receive compensation for their services.

WE WILL HOLD THE SUBSCRIPTION FUNDS IN ESCROW

     Since we cannot open Community Bank of Georgia until we receive a permit to begin business from the Georgia Department of Banking and Finance, we will place all of the proceeds received from the offering with an independent escrow agent, The Bankers Bank. As escrow agent, The Bankers Bank will hold these funds until we raise a minimum of $5,600,000 and receive permission to release funds from escrow from the Georgia Department of Banking and Finance. The organizers currently intend to close the offering on __________ ___, 2003. However, the organizers may, at their discretion, extend the offering until ___________ ___, 2004. The organizers also reserve the right to end the offering at any time after 560,000 shares have been subscribed for, if they determine that the total amount of subscriptions will provide adequate capitalization for Community Bank of Georgia, Inc. and Community Bank of Georgia after payment of expenses. If we fail to raise the minimum escrow amount or if Community Bank of Georgia fails to satisfy all of the conditions upon which its preliminary approval is contingent, our escrow agent will promptly refund your subscription in full with any interest earned.

HOW TO SUBSCRIBE

     Each prospective investor who (together with the investor's affiliates) desires to purchase 100 or more shares should do the following:

     1. Complete, date and sign the subscription agreement that accompanies this prospectus.

     2. Make a check payable to "The Bankers Bank-Escrow Account for Community Bank of Georgia, Inc." in an amount equal to the subscription price of $10.00 times the number of shares subscribed for.

     3.   Return the completed subscription agreement and check as follows:

                    BY HAND DELIVERY or FIRST-CLASS MAIL:
                    ------------------------------------

                    Community Bank of Georgia, Inc.
                    C/o Lloyd E. Gunter
                    134 W. Parker Street
                    Baxley, Georgia 31513

     UPON RECEIPT BY COMMUNITY BANK OF GEORGIA, INC., THE SUBSCRIPTION AGREEMENT WILL BECOME BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 560,000 shares of common stock or fail to receive approval from the Department of Banking and Finance to open Community Bank of Georgia, our escrow agent will promptly return all subscription proceeds to investors, with any interest earned.

     If you have any questions about the offering or how to subscribe, please call Lloyd Gunter at Community Bank of Georgia, Inc. at (912) 367-6440. You should retain a copy of the completed subscription agreement for your records. See "The Offering" on page 10 for more information.

LOCATION OF OFFICES

     The address and phone number of our current executive office are as follows:

                              134 W. Parker Street
                              Baxley, Georgia 31513
                                 (912) 367-6440

     The address and phone number of our temporary and permanent executive offices will be:

                              692 W. Parker Street
                              Baxley, Georgia 31513
                                 (912) 367-6440

     The organizers have purchased a 3.77-acre site at 692 W. Parker Street in Baxley, Georgia as the site for Community Bank of Georgia's main office facility and believe the site is well suited for Community Bank of Georgia to serve its market. Initially, the organizers plan to purchase or lease a temporary modular facility and open Community Bank of Georgia in the temporary facility on the site while a permanent main office building is constructed. Opening in a temporary facility will allow Community Bank of Georgia to begin serving its customers, establishing its market presence and generating income sooner. We expect construction of our permanent facility to be complete approximately 12 months after we begin our banking operations. The permanent facility will be a brick veneer building with approximately 8,000 square feet and will include four drive-up windows and an automated teller machine.

                                  RISK FACTORS

     The following paragraphs describe what we believe are the material risks of an investment in the common stock. We may face other risks as well, which we have not anticipated. An investment in the common stock involves a significant degree of risk, and you should not invest in the common stock unless you can afford to lose your entire investment. Before deciding to invest in the common stock, please carefully read the entire prospectus, including the cautionary statement following the Risk Factors regarding the use of forward-looking statements.

WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE FINANCIAL PERFORMANCE.

     We do not have any operating history on which to base any estimate of our future earning prospects. Community Bank of Georgia, Inc. was only recently formed, and Community Bank of Georgia will not receive final approval from the Department of Banking and Finance to begin operations until after this offering is completed. Consequently, you will have no historical operating or financial information to help you decide whether to invest in Community Bank of Georgia, Inc.

ANY DELAY IN BEGINNING COMMUNITY BANK OF GEORGIA'S OPERATIONS WILL RESULT IN ADDITIONAL LOSSES.

     Any delay in opening Community Bank of Georgia for business will increase pre-opening expenses and postpone its realization of potential revenues. This will cause the accumulated deficit from pre-opening expenses to increase because we must continue to pay salaries and other operating expenses. We expect to receive final regulatory approval and to open for business in the first quarter of 2004.

IF WE DO NOT BECOME PROFITABLE, YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

     Our profitability will depend on Community Bank of Georgia's profitability, and we can give no assurance of when or if Community Bank of Georgia will operate profitably. New banks incur substantial start-up expenses and are rarely profitable in their first year of operation. In some cases, new banks are not profitable for several years. If Community Bank of Georgia is ultimately unsuccessful, you may lose part or all of your investment in the common stock. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" on page 17.

FAILURE TO IMPLEMENT OUR BUSINESS STRATEGIES MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

     The organizers have developed a business plan that details the strategies we intend to implement in our efforts to achieve profitable operations. If we cannot implement our business strategies, we will be hampered in our ability to develop business and serve our customers, which could in turn have an adverse effect on our financial performance. Even if our business strategies are successfully implemented, they may not have the favorable impact on operations that we anticipate. See "Proposed Business-Business Strategy" on page 21.

DEPARTURES OF OUR KEY PERSONNEL OR DIRECTORS MAY IMPAIR OUR OPERATIONS.

     If any of our executive officers or other key personnel leaves Community Bank of Georgia, our operations may be adversely affected. In particular, we believe that retaining Lloyd E. Gunter is important to our success. Mr. Gunter has been instrumental in our organization and will be the key management official in charge of our daily business operations. If he leaves his position as president and chief executive officer of Community Bank of Georgia for any reason, our financial condition and results of operations may suffer. We have entered into an employment agreement with Mr. Gunter but cannot assure his continued service. Additionally, our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our board of directors changes materially, our banking business may suffer. See "Management" on page 29.

WE MAY HAVE TO PAY HIGHER INTEREST RATES TO ATTRACT DEPOSITORS OR CHARGE LOWER INTEREST RATES TO ATTRACT BORROWERS BECAUSE OF THE STRONG COMPETITION FROM OTHER FINANCIAL INSTITUTIONS IN OUR PRIMARY SERVICE AREA.

     The banking business is highly competitive, and our profitability will depend on our ability to attract depositors and borrowers. Community Bank of Georgia will compete with numerous other lenders and deposit-takers in our area, including other commercial banks, savings and loan associations and credit unions. If this competition forces us to offer aggressive loan and deposit rates, our net interest margin will be diminished. This may decrease our net interest income and adversely affect our financial performance and results of operations. Many of our competitors are larger than we will be initially and have greater financial and personnel resources. Many of our competitors have established customer bases and offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Also, some of these institutions are not subject to the same degree of regulation as we will be. See "Proposed Business-Competition" on page 22 and "Supervision and Regulation" on page 48.

LOWER LENDING LIMITS THAN MANY OF OUR COMPETITORS MAY LIMIT OUR ABILITY TO ATTRACT BORROWERS.

     During its initial years of operations, Community Bank of Georgia's legally mandated lending limits will be lower than those of many of our competitors because we will have less capital than many of our competitors. Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits, which may restrict our ability to establish relationships with larger businesses in our area. We plan to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed. See "Proposed Business-Lending Services-Lending Limits" on page 26.

YOU MAY BE DEPRIVED OF AN OPPORTUNITY TO SELL YOUR SHARES AT A PREMIUM OVER MARKET PRICES BECAUSE GEORGIA LAW AND OUR ARTICLES OF INCORPORATION LIMIT THE ABILITY OF OTHERS TO ACQUIRE US.

     In many cases, shareholders receive a premium for their shares when one company purchases another. Under Georgia law, however, no bank holding company may acquire control of Community Bank of Georgia, Inc. until Community Bank of Georgia has been in business for three years. In addition, our articles of incorporation authorize Community Bank of Georgia, Inc. to issue preferred stock, the existence of which could impede a takeover of Community Bank of

Georgia, Inc. without the approval of our board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Community Bank of Georgia, Inc. through a proxy contest, tender offer, merger or otherwise.

AN ECONOMIC DOWNTURN, ESPECIALLY ONE AFFECTING OUR PRIMARY SERVICE AREA, MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE.

     As a holding company for a community bank, our success will depend on the general economic condition of the region in which we operate, which we cannot
forecast with certainty.   Unlike many of our larger competitors, the majority
of Community Bank of Georgia's borrowers and depositors will be individuals and small- to medium-sized businesses located or doing business in Appling County. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of our larger, more geographically diverse competitors. Factors that adversely affect the economy in Appling County could reduce our deposit base and the demand for our products and services, which may decrease our earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Community Bank of Georgia. See "Proposed Business" on page 21.

OUR ABILITY TO PAY DIVIDENDS TO OUR SHAREHOLDERS IS LIMITED.

     Community Bank of Georgia, Inc. will initially have no source of income other than dividends that it receives from Community Bank of Georgia. Hence, our ability to pay dividends to our shareholders will depend on Community Bank of Georgia's ability to pay dividends to Community Bank of Georgia, Inc. Additionally, banks and bank holding companies are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our plans to build capital, it will be our policy to reinvest earnings for an undetermined period of time. As a result, we do not plan to pay dividends until we recover any losses that we may have incurred and become profitable. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the boards of directors of Community Bank of Georgia, Inc. and Community Bank of Georgia consider relevant. See "Dividends" on page 17.

THE ARBITRARILY DETERMINED PRICE FOR THIS OFFERING MAY BE HIGHER OR LOWER THAN THE MARKET PRICE OF OUR COMMON STOCK AFTER THE OFFERING.

     Due to our lack of operating history, we could not set our offering price of $10.00 per share with reference to historical measures of the financial performance of Community Bank of Georgia, Inc. Therefore, we set the offering price arbitrarily. We did not retain an independent investment banking firm to assist in determining the offering price, and the price bears no relationship to Community Bank of Georgia, Inc.'s assets, book value, net worth or any other recognized criteria of value.

IT IS UNLIKELY THAT AN ACTIVE TRADING MARKET FOR OUR STOCK WILL DEVELOP.

     There is no public trading market for our common stock, and an active trading market is not likely to develop after the offering. If an active trading market does not develop, you may not be able to sell your shares at or above the offering price of $10.00 price per share. You should consider carefully the limited liquidity of this investment before purchasing any shares of our common stock.

WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON TERMS FAVORABLE TO US.

     In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering. In addition, the holders of warrants could exercise them when we could otherwise obtain capital by offering additional securities on terms more favorable to us than those provided by the warrants.

OUR DIRECTORS AND OFFICERS COULD HAVE THE ABILITY TO CONTROL OR INFLUENCE SHAREHOLDER ACTIONS IN A MANNER THAT MAY BE ADVERSE TO YOUR PERSONAL INVESTMENT OBJECTIVES.

     Immediately following this offering, we anticipate that our directors and executive officers will own 286,000 shares of our common stock, which represents 51.1% of the minimum and 35.8% of the maximum number of shares to be sold in this offering. Due to their significant ownership interests, if our directors and executive officers vote as a group, they will be able to exercise significant control over the management and affairs of the Community Bank of Georgia, Inc. For example, if our directors and executive officers vote as a group and own a majority of our outstanding shares of common stock after the offering, they will be able to determine the outcome of director elections or block significant transactions, such as a merger or acquisition, that might otherwise be approved by the shareholders. Even if we sell the maximum amount of shares in this offering, our directors and executive officers, as a group, will hold enough shares to effectively block a potential merger or acquisition, or any other important matter requiring the affirmative vote of two-thirds of our outstanding common stock. See "Selected Provisions of the Articles of Incorporation and Bylaws" on page 43.

WE MAY NOT ALLOCATE ALL OF THE NET PROCEEDS IN THE MOST PROFITABLE MANNER.

     After capitalizing Community Bank of Georgia with $5.5 million, our board of directors and management will have broad discretion in allocating a total of approximately $30,000, or 0.6%, if the minimum of 560,000 shares are sold in the offering, or approximately $2.4 million, or 30.3%, if the maximum of 800,000 shares are sold in the offering. Although we principally intend to use these proceeds to maintain appropriate liquidity, we may also use these proceeds to provide additional capital to Community Bank of Georgia, to purchase United States government securities or certificates of deposit of Community Bank of Georgia or for other general corporate purposes. Additionally, our anticipated allocation of these proceeds could change if we are faced with unexpected liquidity issues. Because the allocation of these proceeds will directly affect our earnings, it will be difficult to predict our results of operations. Although we intend to utilize the funds to serve our best interests, we cannot assure you that our allocation will ultimately reflect the most profitable application of these proceeds. See "Use of Proceeds" on page 14.

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements concerning Community Bank of Georgia, Inc. and Community Bank of Georgia and their operations, performance, financial condition and likelihood of success. Forward-looking statements are based on many assumptions and estimates, and include statements about the competitiveness of the banking industry, potential regulatory obligations, our business strategies and other statements that are not historical facts. When used in this prospectus, the words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan" and "estimate," and similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expressed in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed under the heading "Risk Factors" beginning on page 7 of this prospectus. We urge you to carefully consider these factors prior to making an investment in our common stock.


                                  THE OFFERING

TERMS OF THE OFFERING

     GENERAL. Community Bank of Georgia, Inc. is offering a minimum of 560,000 shares and a maximum of 800,000 shares of its common stock at a price of $10.00 per share, for an aggregate minimum price of $5,600,000 and an aggregate maximum price of $8,000,000. The minimum purchase for any investor (together with the investor's affiliates) is 100 shares of common stock ($1,000) unless Community Bank of Georgia, Inc., in its sole discretion, accepts a subscription for a lesser number of shares. No investor may purchase more than $250,000 of the common stock sold in this offering, unless Community Bank of Georgia, Inc., in its sole discretion, accepts a subscription for a greater number of shares.

     ORGANIZERS' SUBSCRIPTIONS. The organizers of Community Bank of Georgia, Inc. intend to purchase an aggregate of approximately 286,000 shares of common stock in the offering at a price of $10.00 per share. This represents approximately 51.1% of the minimum and 35.8% of the maximum number of shares to be sold. However, the organizers may acquire additional shares of the common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level at which the proceeds may be released from escrow.

     OFFERING PERIOD. The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m. Eastern Standard Time on ___________ ___, 2003, whichever occurs first. However, at their discretion the organizers may extend the offering until ___________ ___, 2004. The organizers also reserve the right to end the offering at any time after 560,000 shares have been subscribed for, if they determine that the total amount of subscriptions will provide adequate capitalization for Community Bank of Georgia, Inc. and Community Bank of Georgia after payment of expenses. We will promptly notify subscribers of any extensions. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the "expiration date."

     SUBSCRIPTION AGREEMENT. As indicated below under "How to Subscribe," each prospective investor should complete and return a subscription agreement along with a check in the amount of $10.00 times the number of shares for which he or she wishes to subscribe. UPON RECEIPT BY COMMUNITY BANK OF GEORGIA, INC., THE SUBSCRIPTION AGREEMENT WILL BECOME BINDING AND IRREVOCABLE.

     COMPANY DISCRETION. We reserve the right to accept or reject any subscription, in whole or in part, on or before the expiration date at our sole discretion. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of Appling County, our principal market area. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 800,000 shares. We will notify all subscribers within ten business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds, with interest.

     ESCROW. We will promptly deposit all offering proceeds in an escrow account with our escrow agent, The Bankers Bank. The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. The escrow agent will not investigate the desirability or advisability of an investment in Community Bank of Georgia, Inc. and has not approved, endorsed or passed upon the merits of the common stock.

     RELEASE FROM ESCROW. Subscription proceeds will be released from escrow to Community Bank of Georgia, Inc. upon the occurrence of both of the following events:

          - Community Bank of Georgia, Inc. has received subscriptions and subscription proceeds for an aggregate of at least 560,000 shares of common stock;

          - Community Bank of Georgia, Inc. has satisfied or made adequate provisions for satisfying all of the conditions that the Department of Banking and Finance and the FDIC may impose prior to the opening of Community Bank of Georgia.

     If Community Bank of Georgia, Inc. has not received subscriptions and subscription proceeds for an aggregate of at least 560,000 shares of common stock by the expiration date, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds, with interest, will be returned to the subscribers within five business days after the expiration date.

     PLAN OF DISTRIBUTION. We plan to market our shares by delivering a copy of the prospectus with a cover letter from Lloyd E. Gunter, our chief executive officer, to potential investors. All communications regarding the offering will be coordinated, issued and authorized by Mr. Gunter, although our organizers will assist in the offering process by informing Mr. Gunter of inquiries they receive regarding the offering, responding to routine inquiries regarding the offering terms and providing the necessary administrative support.

     The offering is not underwritten. Our organizers will offer and sell the common stock on a best-efforts basis and will not receive any commissions or other compensation for soliciting sales of our common stock. They will, however, be reimbursed for reasonable expenses they incur in the offering. None of our organizers who will participate in the offering is employed by or has, or has had within the last 12 months, a direct or indirect control relationship with a securities broker or dealer. Each performs substantial duties on our behalf that do not involve the offer or sale of securities, and none has participated in any sales of our securities for the past 12 months. Based on these factors, we are relying on the exemption from broker/dealer registration provided under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, for the participation of our organizers in this offering on the terms described in this prospectus. We also believe, based on these factors, that our organizers are not "underwriters" for purposes of federal securities laws. If they are determined to be such, however, we will indemnify them against any liabilities or expenses they may incur as a result of their selling efforts in the offering.

     LIQUIDITY. There is no public market for our common stock, and an active trading market is not likely to develop after the offering. We have not engaged any entity to serve as a market maker for our stock. The fact that an active trading market for our common stock is not likely to develop may limit your ability to resell your shares and could also adversely affect our ability to raise additional equity capital in the future.

HOW TO SUBSCRIBE

     Each prospective investor who (together with the investor's affiliates) desires to purchase 100 or more shares should do the following:

     1. Complete, date and sign the subscription agreement that accompanies this prospectus.

     2. Make a check payable to "The Bankers Bank-Escrow Account for Community Bank of Georgia, Inc." in an amount equal to the subscription price of $10.00 times the number of shares subscribed for.

     3.   Return the completed subscription agreement and check as follows:

                    BY HAND DELIVERY or FIRST-CLASS MAIL:
                    ------------------------------------
                    Community Bank of Georgia, Inc.
                    c/o Lloyd E. Gunter
                    134 W. Parker Street
                    Baxley, Georgia 31513

     UPON THE RECEIPT BY COMMUNITY BANK OF GEORGIA, INC., THE SUBSCRIPTION AGREEMENT WILL BECOME BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 560,000 shares of common stock or fail to receive approval from the Department of Banking and Finance to open Community Bank of Georgia, our escrow agent will promptly return all subscription proceeds to investors, with any interest earned.

     If you have any questions about the offering or how to subscribe, please call Lloyd E. Gunter at Community Bank of Georgia, Inc. at (912) 367-6440. You should retain a copy of the completed subscription agreement for your records. See "The Offering" on page 10 for more information.

                                 USE OF PROCEEDS

     We anticipate that the total proceeds of our offering will be a minimum of $5,600,000 and a maximum of $8,000,000. The following tables summarize the anticipated use of the proceeds by Community Bank of Georgia, Inc. and Community Bank of Georgia, respectively, based on the sale of the minimum and maximum number of shares being offered by this prospectus. These figures are estimates based on information currently available. Accordingly, actual results may vary.

USE OF PROCEEDS BY COMMUNITY BANK OF GEORGIA, INC.

                                               Minimum Offering            Maximum Offering
                                          --------------------------  -------------------------
                                            (560,000 shares)     %     (800,000 shares)     %
                                          ------------------     -    -----------------     -
Gross proceeds from offering              $        5,600,000   100.0  $       8,000,000   100.0


Offering expenses*                                    50,400     0.9             50,400     0.6


Organizational and pre-opening expenses*              19,902     0.3             19,902     0.3


Investment in capital stock of
Community Bank                                     5,500,000    98.2          5,500,000    68.8


                                          ------------------          -----------------
Remaining proceeds                        $           29,698     0.6  $       2,429,698    30.3
                                          ==================          =================

     * Offering expenses and organizational and pre-opening expenses will be funded by a line of credit and advances from our organizers until the proceeds from our offering are received. Once the proceeds from our offering are received, the line of credit and the advances from our organizers will be repaid. The amounts presented in the table represent the total amount we expect to pay for offering expenses and organizational and pre-opening expenses, which ultimately will be funded by our offering.

     As shown, we will use at least $5,500,000 to capitalize Community Bank of Georgia. We will initially invest the remaining net proceeds in United States government securities or deposit them with Community Bank of Georgia. We have no specific short-term plans regarding the use of funds retained by Community Bank of Georgia, Inc., other than for operational expenses. In the long-term, we will use the remaining proceeds for operational expenses and other general corporate purposes, including funding future growth of Community Bank of Georgia.

USE OF PROCEEDS BY COMMUNITY BANK OF GEORGIA

     The following table shows the anticipated use of the proceeds allocated to Community Bank of Georgia. These proceeds will be in the form of an investment in Community Bank of Georgia's common stock by Community Bank of Georgia, Inc.

                                               Minimum Offering          Maximum Offering
                                          ------------------------  -------------------------

                                          (560,000 shares)     %    (800,000 shares)      %
                                         ------------------    -   -----------------      -
Investment by Community Bank of
Georgia, Inc. in Community Bank of
Georgia's Common stock                   $       5,500,000   100.0  $       5,500,000   100.0


Land, building, furniture, fixtures and
equipment *                                      1,499,194    27.3          1,499,194    27.3

Organizational and pre-opening
expenses*                                          307,888     5.6            307,888     5.6
                                         -----------------          -----------------

Funds to be used for loans to
customers, for investment and for other
general purposes                         $       3,692,918    67.1  $       3,692,918    67.1
                                         =================          =================

     * The furniture, fixtures and equipment for the temporary facility and our organizational and pre-opening expenses will be funded by a line of credit and advances from our organizers until the proceeds from our offering are received. Once the proceeds from our offering are received, the line of credit and the advances from our organizers will be repaid. The amounts presented in the table represent the total amount we expect to pay for the purchase of land for our main office, furniture, fixtures and equipment for the temporary facility and organizational and pre-opening expenses, which ultimately will be funded by our offering.

     Organizational and pre-opening expenses include costs related to the incorporation process, consulting fees, legal and accounting fees and officers' and employees' salaries and benefits. Until we apply the net proceeds of this offering to the specific purposes described above, we plan to invest them in short-term, investment-grade securities, federal funds, certificates of deposit or guaranteed obligations of the United States government.

LINE OF CREDIT

     The organizers have established a working capital line of credit in the amount of $500,000 with The Bankers Bank, Atlanta, Georgia. This line of credit bears interest at the prime rate minus one-half of one percent (3.5% as of July 8, 2003) and is guaranteed by each of the organizers. Interest on the line of credit is paid quarterly, with accrued interest and principal due at the maturity date of October 9, 2003. Community Bank of Georgia, Inc. will repay the line of credit from the proceeds of the offering.

REAL  ESTATE  ACQUISITION  LOAN

     The organizers have a real estate acquisition loan in the amount of $275,000 with The Bankers Bank, Atlanta, Georgia. The loan bears interest at the prime rate minus one-quarter of one percent (3.75% at July 8, 2003).
Interest on the loan is payable quarterly beginning on June 5, 2003, with principal due in a single payment on March 5, 2004. The loan is secured by 3.77 acres of commercial real estate in Baxley, Georgia. Community Bank of Georgia, Inc. will repay the line of credit from the proceeds of this offering.

                                 CAPITALIZATION

     The following table shows Community Bank of Georgia, Inc.'s capitalization as of June 30, 2003 and its proforma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 560,000 shares and a maximum of 800,000 shares of common stock in the offering.

     Upon incorporation of Community Bank of Georgia, Inc., Lloyd E. Gunter, president and chief executive officer of Community Bank of Georgia, Inc., purchased one share of common stock at a price of $10.00. Community Bank of Georgia, Inc. will redeem this share for $10.00 upon the issuance of shares in this offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants held by the organizers or stock options issuable under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see "Executive Compensation-Organizers' Warrants" on page 39 and "Executive Compensation -Stock Incentive Plan" on page 40.

                                                        6/30/02
                                                         ACTUAL        MINIMUM        MAXIMUM
SHAREHOLDERS' EQUITY                                   UNAUDITED     AS ADJUSTED    AS ADJUSTED
----------------------------------------------------  ------------  -------------  -------------

Preferred stock, no par value, 2,000,000 shares
authorized; no shares issued or outstanding                    --             --             --

Common stock, $1.00 par value, 10,000,000
shares authorized; no shares issued or outstanding;
560,000 and 800,000 shares, respectively, issued
and outstanding as adjusted                           $         1   $    560,000   $    800,000

Additional paid in capital                                      9      5,040,000      7,200,000

Deficit accumulated during the development stage      (222,382)(1)   (378,190)(2)   (378,190)(2)
                                                      ------------  -------------  -------------

         Total shareholders' equity                   $  (222,372)  $  5,221,810   $  7,621,810
                                                      ============  =============  =============

Book value per share (3)                                   N/A      $       9.32   $       9.53
                                                      ============  =============  =============

____________________
(1) This deficit reflects pre-opening expenses incurred through June 30, 2002, consisting primarily of legal and consulting fees.


                                       16

(2) The "As Adjusted" accumulated deficit results from estimated pre-opening and organizational expenses of $378,190, including legal, accounting and printing expenses and registration fees. Actual pre-opening and organizational expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

(3) After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $0.68 if we sell 560,000 shares and $0.47 if we sell 800,000 shares, resulting from the recognition of an estimated $378,190 in expenses, consisting of $327,790 of pre-opening and organizational expenses and $50,400 of offering expenses, divided by the applicable number of shares.

                                    DIVIDENDS

     Initially, we intend to retain all of our earnings to support our operations and to expand our business. Additionally, we are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, we do not plan to pay dividends until we become profitable and recover any losses incurred during our initial operations. Our payment of future dividends and our dividend policy will depend on our earnings, capital requirements and our financial condition, as well as other factors that our board of directors considers relevant. See "Supervision and Regulation-Community Bank of Georgia-Payment of Dividends" on page 55.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS

     The financial statements and related notes of Community Bank of Georgia, Inc., which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. See "Table of Contents" for financial statements on page F-2.

     Community Bank of Georgia, Inc. was incorporated to serve as a holding company for Community Bank of Georgia. Prior to the Community Bank of Georgia, Inc.'s incorporation, a group of organizers formed Southeast Community Investors, LLC ("Southeast Community") to facilitate the initial process of organizing and forming both Community Bank of Georgia, Inc. and Community Bank of Georgia. Southeast Community was officially organized on August 19, 2002, the date of inception. On May 1, 2003, Southeast Community and Community Bank of Georgia, Inc. executed an agreement which assigned and transferred all of the assets and liabilities of Southeast Community to Community Bank of Georgia, Inc. As a result, all financial transactions undertaken by Southeast Community from inception, August 19, 2002, until December 31, 2002, are reflected in the financial statements of Community Bank of Georgia, Inc. as of and for the period ended December 31, 2002. In addition, all financial transactions undertaken by Southeast Community from January 1, 2003 until May 1, 2003 are reflected in the financial statements of Community Bank of Georgia, Inc. as of and for the period ended June 30, 2003.

     From the date of inception, our main activities have been:

          -    seeking, interviewing and selecting our directors and officers;
          -    preparing our business plan;
          -    securing a line of credit;
          -    applying for a state bank charter;
          -    applying for FDIC deposit insurance;
          -    preparing an application to become a bank holding company; and
          -    raising equity capital through this offering.

     From our inception on August 19, 2002 through the close of the offering, the operations of Community Bank of Georgia, Inc. have been and will continue to be funded through a $500,000 line of credit from The Bankers Bank, Atlanta, Georgia. On June 30, 2003, the total amount outstanding on the line of credit was $209,000. Each of our organizers has guaranteed the line of credit. The line of credit bears interest at prime rate, as published in the Money Rates section of The Wall Street Journal, minus one-half of one percent. Interest on the line of credit is paid quarterly, with accrued interest and principal due at the maturity date of October 9, 2003. We plan to repay the line of credit after the close of the offering. If we have not repaid the line of credit by its maturity date, we plan to extend its maturity until the minimum proceeds from this offering can be raised. If we are ultimately unable to raise the minimum amount of the proceeds in this offering, the line of credit will be repaid by the organizers.

     In addition to the operating line of credit, Community Bank of Georgia, Inc. has a real estate acquisition loan with The Bankers Bank, Atlanta, Georgia. The loan bears interest at the prime rate minus one-quarter of one percent (3.75% at July 8, 2003). Interest on the loan is payable quarterly beginning on June 5, 2003, with principal due in a single payment on March 5, 2004. The loan is secured by 3.77 acres of commercial real estate in Baxley, Georgia. Community Bank of Georgia, Inc. will repay the line of credit from the proceeds of this offering. If we are ultimately unable to raise the minimum amount of the proceeds in this offering, the loan will be repaid by the organizers.

PLAN OF OPERATIONS

     We intend to open for business in a temporary modular facility on the site of our future main office. We will either lease or purchase the temporary modular facility. We expect construction of our main office to be complete approximately 12 months after we begin our banking operations.

     In the 12 months following its capitalization, Community Bank of Georgia will purchase furniture, fixtures and equipment for the temporary office, pay for organizational and pre-opening expenses and hire up to 12 additional full-time employees. We do not expect that Community Bank of Georgia, Inc. will have any employees who are not also employees of Community Bank of Georgia.

     Community Bank of Georgia will use the remainder of its capital for customer loans, investments and other general banking purposes. We believe that the initial offering proceeds will adequately fund the business operations of Community Bank of Georgia, Inc. and Community Bank of Georgia for three years following the date that Community Bank of Georgia opens for business; therefore, we do not anticipate raising additional capital during the 12-month period following the offering. We have developed the products and services that Community Bank of Georgia will initially offer its customers and do not anticipate engaging in additional product research and development during the 12-month period following the offering. For more information regarding Community Bank of Georgia's products and services, please see "Proposed Business-Business Strategy" on page 23. For more information regarding our use of offering proceeds, please see "Use of Proceeds" beginning on page 14.

FINANCIAL RESULTS

     From inception, August 19, 2002, through June 30, 2003, the net loss amounted to $222,382. The estimated net loss for the period from inception through our anticipated opening date in the first quarter of 2004, is $378,190, which is attributable to the following estimated expenses:

          Officers' and employees' compensation          $202,000
          Legal, consulting and professional fees          55,000
          Offering expenses                                50,400
          Charter application fees                         18,000
          Other pre-opening expenses                       52,790
                                                         --------
              Total                                      $378,190
                                                         ========


     In addition, from inception, August 19, 2002, through our anticipated opening date in the first quarter of 2004, the Company will incur registration or offering expenses in the amount of $50,400. Consistent with generally accepted accounting principles, these expenses will be charged against paid-in capital if the offering is successful, or will be expensed in the event the offering is unsuccessful.

OFFICES

     The organizers have purchased a 3.77-acre site at 692 W. Parker Street in Baxley, Georgia, which will serve as the site for a temporary banking facility and the permanent banking facility when constructed. The purchase transaction was completed on March 5, 2003 at a cost of $275,000. Initially, the organizers plan to purchase or lease a temporary modular facility and open Community Bank of Georgia in the temporary facility on the site while a permanent main office building is constructed. Opening in a temporary facility will allow Community Bank of Georgia to begin serving its customers, establishing its market presence and generating income sooner. We expect construction of our permanent facility to be complete approximately 12 months after we begin our banking operations.

     When complete, the main office will be approximately 8,000 square-feet. It will include four drive-up windows, an automated teller machine and ample customer parking. We expect construction costs of the main office to total approximately $1,200,000.

INTEREST RATE SENSITIVITY AND LIQUIDITY

     Since Community Bank of Georgia, Inc. has been in the organizational stage, there are no results of operations to present at this time. Once Community Bank of Georgia begins operations, net interest income, Community Bank of Georgia's primary source of earnings, will fluctuate with significant interest rate movements. Our profitability depends substantially on Community Bank of

Georgia's net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities.

     A large change in interest rates may significantly decrease our net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While we intend to take measures to minimize the effect that changes in interest rates will have on our net interest income and profitability, these measures may not be effective.

     To lessen the impact of these fluctuations, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or "gap," is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Community Bank of Georgia's overall interest rate risk.

     We will regularly evaluate the balance sheet's asset mix in terms of several variables:

          -    yield;
          -    credit quality;
          -    appropriate funding sources; and
          -    liquidity.

     To effectively manage the balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary.

     As Community Bank of Georgia continues to grow, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. Community Bank of Georgia's asset and liability committee will meet on a quarterly basis to develop a strategy for the upcoming period.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. Community Bank of Georgia's ability to maintain and increase deposits will serve as its primary source of liquidity.

     Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in the liquidity of Community Bank of Georgia, Inc. increasing or decreasing in any material way in the foreseeable future.

                               PROPOSED BUSINESS

BACKGROUND

     COMMUNITY BANK OF GEORGIA, INC. We incorporated Community Bank of Georgia, Inc. as a Georgia corporation on April 2, 2003 to serve as a bank holding company that will own 100% of the capital stock of Community Bank of Georgia. We will use at least $5,500,000 to capitalize Community Bank of Georgia if we sell 560,000 shares and at least $5,500,000 to capitalize Community Bank of Georgia if we sell 800,000 shares. We will initially invest the remaining net proceeds in United States government securities or deposit them with Community Bank of Georgia. Initially, we will have no business operations other than owning and managing Community Bank of Georgia.

     As part of our organization, we intend to file an application with the Federal Reserve to become a bank holding company. We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we may assist Community Bank of Georgia in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to Community Bank of Georgia as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, if we elect to be a financial holding company, we may engage in activities that are financial in nature or incidental or complementary to a financial activity, including merchant banking activities, in which Community Bank of Georgia will be prohibited from engaging. Although we do not presently intend to engage in these financial activities, we would be able to do so with a proper notice to or filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities would be profitable. See "Supervision and Regulation-Community Bank of Georgia, Inc." on page 49.

     COMMUNITY BANK OF GEORGIA. On January 24, 2003, we filed an application with the Department of Banking and Finance to organize Community Bank of Georgia as a state-chartered bank and with the FDIC for federal deposit insurance. Both of these applications are pending. In order to receive final approval of our applications and a permit to begin business, we will be required to satisfy the conditions to these approvals, including: (1) capitalizing Community Bank of Georgia with at least $5,500,000, and (2) implementing appropriate banking policies and procedures. We expect to receive all necessary regulatory approvals and begin our banking operations in the first quarter of 2004.

MARKET OPPORTUNITIES

     PRIMARY SERVICE AREA. Community Bank of Georgia's primary service area will be Appling County, Georgia. The organizers estimate that Community Bank of Georgia will draw most of its customer deposits and conduct most of its lending transactions from and within its primary service area.


     Our primary service area represents a diverse market with a growing population and economy. According to data obtained from the Georgia Department of Labor, between 1990 and 2000, the population of our primary service area has grown 10.6%. This population growth has attracted many businesses to the area and led to growth in the local service economy, and, while they cannot be certain, the organizers expect this trend to continue. We believe that the community will enthusiastically welcome and support a new locally owned and operated commercial bank.

     LOCAL ECONOMY. We believe that Appling County represents a market with a diversified and growing customer base. We also believe that the primary service area presents an environment that will support Community Bank of Georgia's formation and growth. As a community bank, Community Bank of Georgia will be designed to serve the needs of the residents and small- to medium-sized businesses within this growing economy.

     According to data compiled by the University of Georgia's College of Agricultural and Environmental Sciences, personal and family income figures in Appling County have grown steadily over the last decade. In 2001, median household income in Appling County was $27,634, as compared with $22,271 for 1990, which represents an increase of 24%. Appling County is home to The Edwin
I. Hatch Nuclear Power Plant, one of Georgia Power's two nuclear facilities, which employs 890 persons. In addition, companies representing the manufacturing, health care and forestry industries comprise the remaining four of the top five employers in Appling County. Appling County ranked in the top ten counties in the State of Georgia for average weekly wages paid in both 1990 and 2000 according to the Georgia Department of Labor data. Continued population growth has attracted many businesses to the area and has led to growth in the local service economy, and, while they cannot be certain, the organizers expect this trend to continue.

     POPULATION. Appling County has enjoyed sustained population growth for more than a decade. According to data obtained from the Georgia Department of Labor, between 1990 and 2000 the population of Appling County grew by 10.6%, and it is projected to grow over the period from 2000 to 2005 at an annual rate of approximately 3.8%.

     COMPETITION. Community Bank of Georgia will compete with other commercial banks, savings and loan associations, credit unions, money market mutual funds and other financial institutions conducting business in Appling County and elsewhere. According to the FDIC, as of June 30, 2002, Appling County was served by four financial institutions operating through branch offices with approximately $196 million in total deposits.

     Most of the institutions in our primary service area are branch offices of community banks headquartered in outlying counties. In addition, SunTrust Bank, N.A. operates a branch office in Appling County. We believe that banks headquarted outside of Appling County often lack the consistency of local leadership necessary to provide efficient service to individuals and small- to medium-sized business customers. Through our local ownership and management, we believe we will be positioned to efficiently provide these customers with loan, deposit and other financial products tailored to fit their specific needs.

     We believe that Community Bank of Georgia can compete effectively with larger and more established banks through an active business development plan and by offering local access, competitive products and services and more responsive customer service.

DEPOSIT GROWTH

     Deposits at financial institutions in the market have also grown over the past five years. According to FDIC statistics, between June of 1997 and June of 2002 deposits grew at a compound annual rate of 8.61% from $137 million in June of 1997 to $196 million in June of 2002. While they cannot be certain, the organizers expect this trend to continue as the population and income figures in the service area grow.

BUSINESS STRATEGY

     MANAGEMENT PHILOSOPHY. Community Bank of Georgia will be a full service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. Community Bank of Georgia will offer a sophisticated array of financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish Community Bank of Georgia from its competitors. Community Bank of Georgia will endeavor to hire the most qualified and experienced people in the market who share Community Bank of Georgia's commitment to customer service. We believe that it is important for Appling County to have a locally owned and locally managed community bank. We also believe that there is an opportunity to acquire a significant market share by offering an alternative to the less personal service offered by many larger banks. Accordingly, we will implement the following operating and growth strategies.

     OPERATING STRATEGY. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop Community Bank of Georgia's image as a local bank with a community focus, we will employ the following operating strategies:

     EXPERIENCED SENIOR MANAGEMENT. Community Bank of Georgia's senior management possesses extensive experience in the banking industry, as well as substantial business and banking contacts in Appling County. For example, our proposed president and chief executive officer, Lloyd E. Gunter, has over 34 years of banking experience and over 22 years of community banking experience in Georgia, with eight years of experience as president and chief executive officer of First National Bank, a community bank in Folkston, Georgia.

     QUALITY EMPLOYEES. We will strive to hire highly trained and seasoned staff. We plan to train our staff to answer questions about all of our products and services so that the first employee the customer encounters can resolve any questions the customer may have.

     COMMUNITY-ORIENTED BOARD OF DIRECTORS. All of Community Bank of Georgia's proposed directors are either lifelong residents of or have significant business ties to Appling County and will be sensitive and responsive to the needs of the community. Additionally, the board of directors represents a wide variety of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to Community Bank of Georgia.

     HIGHLY VISIBLE SITE. Community Bank of Georgia's main office will be highly visible and located in close proximity to major traffic arteries. The location is situated adjacent to U.S. Highway 341 West in an area that will provide easy access to potential bank customers traveling into downtown Baxley. The organizers believe that this site will give Community Bank of Georgia a highly visible presence in a market that is dominated by branch offices of banks headquartered out of the area. We believe this will enhance Community Bank of Georgia's image as a strong competitor.

     INDIVIDUAL CUSTOMER FOCUS. Community Bank of Georgia will focus on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. As the employees, officers and directors become familiar with Community Bank of Georgia's customers on an individual basis, we will be able to respond to credit requests more quickly and be more flexible in approving complex loans based on collateral quality and personal knowledge of the customer.

     OFFICER AND DIRECTOR CALL PROGRAM. We intend to implement an active officer and director call program to promote Community Bank of Georgia's philosophy. The purpose of this call program will be to visit prospective customers and to describe Community Bank of Georgia's products, services and philosophy.

     MARKETING AND ADVERTISING. We plan to use a targeted marketing approach through local newspaper advertising, radio and direct-mail campaigns to develop Community Bank of Georgia's image as a locally owned and operated bank with an emphasis on quality service and personal relationships.

     GROWTH STRATEGY. Since we believe that growth and expansion of Community Bank of Georgia's operations will be significant factors in our success, we plan to implement the following growth strategies:

     CAPITALIZE ON OUR COMMUNITY ORIENTATION. We plan to capitalize on Community Bank of Georgia's position as an independent, locally owned community bank to attract individuals and small- to medium-sized business customers that may be underserved by larger banking institutions in our market area.

     EMPHASIZE LOCAL DECISION-MAKING. We will emphasize local decision making by experienced bankers. This will help Community Bank of Georgia attract local businesses and service-minded customers.

     ATTRACT EXPERIENCED LENDING OFFICERS. We will seek to hire experienced, well-trained lending officers capable of soliciting loan business immediately. By hiring experienced lending officers, Community Bank of Georgia will be able to grow much more rapidly than it would if it hired inexperienced lending officers.

     OFFER FEE-GENERATING PRODUCTS AND SERVICES. Community Bank of Georgia's range of services, pricing strategies, interest rates paid and charged and hours of operation will be structured to attract Community Bank of Georgia's target customers and increase its market share. Community Bank of Georgia will strive to offer the small business person, professional, entrepreneur and consumer the best loan services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.

LENDING SERVICES

     LENDING POLICY. We will offer a full range of lending products, including commercial loans to small- to medium-sized businesses and professional concerns and consumer loans to individuals. We will compete for these loans with competitors who are well established in the Appling County area and have greater resources and lending limits. As a result, we may initially have to offer more flexible pricing and terms to attract borrowers.

     We estimate that Community Bank of Georgia's loan portfolio will be comprised of the following:

          LOAN CATEGORY                                                RATIO
          -------------                                                -----

          Real estate related loans . . . . . . . . . . . . . . . .    70%

               Commercial real estate, including agricultural  40%

               Construction and development . . . . . . . . .  10%

               Residential real estate. . . . . . . . . . . .  20%

          Commercial loans  . . . . . . . . . . . . . . . . . . . .    19%

          Consumer loans. . . . . . . . . . . . . . . . . . . . . .    11%

     Each of the loan types which are expected to comprise Community Bank of Georgia's loan portfolio has inherent risks specific to the respective loan type. For example, fluctuations in the supply of and demand for commercial real estate represent risk factors for commercial real estate loans that do not generally affect the risks associated with consumer loans. As a result of differing inherent risk factors among the loan types, certain loan types present a greater degree of inherent risk in comparison to other loan types. Generally, consumer loans are inherently riskier than commercial and real estate loans due to factors such as the uncertainties associated with repayment from a borrower's personal income and the rate of depreciation on consumer goods such as automobiles, as compared to repayment from business earnings and the security of collateral such as real estate. However, based on our executive officers' past lending experience, we believe that, when properly managed and monitored, none of these categories represents a significantly higher risk than the others. For discussion of specific inherent risks associated with the loans types above, see "Lending Services-Credit Services-Real Estate Loans," "-Commercial Loans," and "-Consumer Loans" on pages 26 to 28.

     LOAN APPROVAL AND REVIEW. Community Bank of Georgia's loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or Community Bank of Georgia's loan committee will determine whether to approve the loan request. Community Bank of Georgia will not make any loans to any of its directors or executive officers unless its board of directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

     LENDING LIMITS. Community Bank of Georgia's lending activities will be subject to a variety of lending limits. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. In general, however, Community Bank of Georgia will be able to loan any one borrower a maximum amount equal to either:

          -    15% of Community Bank of Georgia's capital and surplus; or

          - 25% of its capital and surplus if the amount that exceeds 15% is secured by good collateral and other ample security.

     These legal limits will increase or decrease as Community Bank of Georgia's capital increases or decreases as a result of its earnings or losses, among other reasons.

     CREDIT RISKS. The principal economic risk associated with each category of loans that Community Bank of Georgia expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

     The well established financial institutions in the Appling County market are likely to make proportionately more loans to medium- to large-sized businesses than Community Bank of Georgia will make. Many of Community Bank of Georgia's anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

     REAL ESTATE LOANS. Community Bank of Georgia will make commercial real estate loans, construction and development loans, farmland loans and residential real estate loans. These loans include commercial loans where Community Bank of Georgia takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.

      COMMERCIAL REAL ESTATE, INCLUDING AGRICULTURAL. Commercial real estate loan terms generally will be limited to three years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 12 months. Community Bank of Georgia will generally charge an origination fee of one percent. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on multi-family and tenant-occupied properties where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service equals 125% of the debt service requirement. In addition, Community Bank of Georgia generally will require personal guarantees from the principal owners of the property supported by a review by Community Bank of Georgia's management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. Community Bank of Georgia will limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis. In addition, three of our directors are experienced in the acquisition, development and management of commercial real estate and will use their experience to assist in the evaluation of potential commercial real estate loans.

     CONSTRUCTION AND DEVELOPMENT LOANS. We will make construction and development loans on a pre-sold basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to twelve months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed 90% for residential loans and 80% for commercial loans. Speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

     RESIDENTIAL REAL ESTATE. Community Bank of Georgia's residential real estate loans will consist of residential second mortgage loans, residential construction loans and traditional mortgage lending for one-to-four family residences. We will originate and maintain fixed and variable rate mortgages with long-term maturity and balloon payments not exceeding 30 years. Community Bank of Georgia will offer primarily adjustable rate mortgages. The majority of fixed rate loans will be sold in the secondary mortgage market. All loans will be made in accordance with Community Bank of Georgia's appraisal policy with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 80%, unless the borrower has private mortgage insurance. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

     COMMERCIAL LOANS. We expect that loans for commercial purposes in various lines of businesses will be one of the components of Community Bank of Georgia's loan portfolio. The target commercial loan market will be retail establishments and small- to medium-sized businesses. The terms of these loans will vary by purpose and by type of underlying collateral, if any. The commercial loans will primarily be underwritten on the basis of the borrower's ability to service the loan from income. Community Bank of Georgia will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 75% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower's creditworthiness.

     CONSUMER LOANS. Community Bank of Georgia will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, second mortgages, home equity loans and home equity lines of credit. The amortization of second mortgages will generally not exceed 15 years and the rates will generally not be fixed for over 12 months. Repayment of consumer loans depends upon the borrower's financial stability and is more likely to be adversely affected by divorce, job loss, illness and personal hardships than repayment of other loans. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, all fixed monthly obligations should not exceed 40% of the borrower's gross monthly income. The borrower should also be continuously employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks in Community Bank of Georgia's market.

INVESTMENTS

     In addition to loans, Community Bank of Georgia will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The loan & asset/liability committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to Community Bank of Georgia's policy as set by the board of directors.

ASSET AND LIABILITY MANAGEMENT

     The loan & asset/liability committee will manage Community Bank of Georgia's assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that Community Bank of Georgia will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

DEPOSIT SERVICES

     Community Bank of Georgia will seek to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts,
NOW accounts, a variety of certificates of deposit and IRA accounts.   To
attract deposits, Community Bank of Georgia will employ an aggressive marketing plan in its overall service area and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, Community Bank of Georgia's primary service area. Community Bank of Georgia plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

OTHER BANKING SERVICES

     Other anticipated banking services include cashiers checks, travelers' checks, direct deposit of payroll and Social Security checks, night depository, bank-by-mail, ATM cards and debit cards. Community Bank of Georgia plans to become associated with one or more nationwide networks of automated teller machines that our customers will be able to use throughout Georgia and other regions. We also plan to offer MasterCard and VISA credit card services through a correspondent bank as an agent for Community Bank of Georgia. Community Bank of Georgia does not plan to exercise trust powers during its initial years of operation. In the future, we may offer a full-service trust department, but cannot do so without the prior approval of the Department of Banking and Finance.

EMPLOYEES

     When we begin operations, we expect that Community Bank of Georgia will have 10 full-time equivalent employees. When we occupy our permanent facility, we expect that Community Bank of Georgia will have 12 full-time equivalent employees. We do not expect that Community Bank of Georgia, Inc. will have any employees who are not also employees of Community Bank of Georgia.


                                   MANAGEMENT

GENERAL

     The table below sets forth the following information for each of our organizers, directors and executive officers:

          -    His age as of June 30, 2002;

          - The positions he holds with Community Bank of Georgia, Inc. and will hold with Community Bank of Georgia;

          - The number of shares of common stock he intends to purchase in the offering; and

          - The percentage that the number of shares he intends to purchase bears to the minimum and maximum number of shares to be sold in the offering.

     The number of shares indicated in the table is based on "beneficial ownership" concepts as defined by the Securities and Exchange Commission. Beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household, trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. This table does not reflect warrants that will be granted to each director to purchase one share of common stock for every share of common stock purchased by the director in this offering because these warrants will not be exercisable within 60 days of the date of this prospectus. The address of our directors and executive officers is the same as the address for Community Bank of Georgia, Inc.

                                                        PERCENTAGE   PERCENTAGE
                                                            OF           OF
                                POSITION(S)   NUMBER      MINIMUM      MAXIMUM
NAME AND ADDRESS (AGE)          TO BE HELD   OF SHARES   OFFERING     OFFERING
------------------------------  -----------  ---------  -----------  -----------
Samuel Cain (79)                Director        15,000         2.7%         1.9%
1800 Haire Road, S.E.
Baxley, Georgia 31513

Mike Cleland (68)               Director         5,000         0.9%         0.6%
727 Printiss Road, S.W.
Baxley, Georgia 31513

David G. Douglas (44)           Director        20,000         3.6%         2.5%
56 Deerfield Drive
Baxley, Georgia 31513

William W. Eason (65)           Director        15,000         2.7%         1.9%
1824 Crosby Chapel Ch. Rd.
Baxley, Georgia 31513

Lloyd E. Gunter (56)            Director        30,000         5.4%         3.8%
Route 2 Box 3450
Folkston, Georgia 31537

Roy Herrington (67)             Director        10,000         1.8%         1.3%
139 Cypress Drive
Baxley, Georgia 31513

Fred E. Hyers (75)              Director        10,000         1.8%         1.3%
1504 Blackshear Hwy.
Baxley, Georgia 31513

H.F. Johnson (64)               Director        10,000         1.8%         1.3%
283 Satilla Church Road, S.W.
Baxley, Georgia 31513

Marcus C. Long (53)             Director        25,000         4.5%         3.1%
77 Dogwood Drive
Baxley, Georgia 31513

Robert E. Mathews (57)          Director        12,500         2.2%         1.6%
3452 County Farm Road
Baxley, Georgia 31513


                                       30

                                                        PERCENTAGE   PERCENTAGE
                                                            OF           OF
                                POSITION(S)   NUMBER      MINIMUM      MAXIMUM
NAME AND ADDRESS (AGE)          TO BE HELD   OF SHARES   OFFERING     OFFERING
------------------------------  -----------  ---------  -----------  -----------

Henry G. Miles, Jr. (62)        Director        10,000         1.8%         1.3%
2420 Azalea Road
Baxley, Georgia 31513

Harold E. Rentz, DMD (37)       Director        10,000         1.8%         1.3%
242 Miles Road
Baxley, Georgia 31513

James R. Rentz (60)             Director        10,000         1.8%         1.3%
1384 Post Road
Baxley, Georgia 31513

B.W. Sapp (69)                  Director        20,000         3.6%         2.5%
4281 Golden Isles W.
Baxley, Georgia 31513

John E. Tillman (72)            Director        10,000         1.8%         1.3%
294 S. Main Street
Surrency, Georgia 31563

Jeffery Turner (50)             Director        25,000         4.5%         3.1%
629 Jeffery Turner Road
Baxley, Georgia 31513

Lamar Turner (54)               Director        15,000         2.7%         1.9%
459 G.W. Turner Road
Baxley, Georgia 31513

David W. Upchurch (51)          Director         8,500         1.5%         1.1%
98 Jake Moody Road
Baxley, Georgia 31513

Ronnie White (55)               Director        10,000         1.8%         1.3%
843 Lennox Road, N.E.
Baxley, Georgia 31513

Forrest Wildes (51)             Director         7,500         1.3%         0.9%
160 Dogwood Drive
Baxley, Georgia 31513

Sidney Wildes (46)              Director         7,500         1.3%         0.9%
101 Dogwood Drive
Baxley, Georgia 31513


                                       31

                                                        PERCENTAGE   PERCENTAGE
                                                            OF           OF
                                POSITION(S)   NUMBER      MINIMUM      MAXIMUM
NAME AND ADDRESS (AGE)          TO BE HELD   OF SHARES   OFFERING     OFFERING
------------------------------  -----------  ---------  -----------  -----------

                                             ---------  -----------  -----------
All organizers, directors and
executive officers as a group
(21 persons)                                   286,000        51.1%        35.8%
                                             =========  ===========  ===========


     Each of the directors of Community Bank of Georgia, Inc. is also a proposed director of Community Bank of Georgia. Each of Community Bank of Georgia's proposed directors will, upon approval of the Department of Banking and Finance, serve until Community Bank of Georgia's first shareholders meeting, which will convene shortly after Community Bank of Georgia receives its charter. Community Bank of Georgia, Inc., as the sole shareholder of Community Bank of Georgia, will nominate each proposed director to serve as director of Community Bank of Georgia at that meeting. After the first shareholders meeting, directors of Community Bank of Georgia will serve for a term of one year and will be elected by Community Bank of Georgia, Inc. each year at Community Bank of Georgia's annual meeting of shareholders. Community Bank of Georgia's officers will be appointed or elected by its board of directors and will hold office at the will of its board.

     The organizers may propose additional directors for regulatory approval prior to obtaining a permit to begin business if they believe it will be in the best interests of Community Bank of Georgia, Inc. based upon, but not limited to, such factors as willingness and ability to make a substantial investment, previous experience as a director of a financial institution or significant business contacts in the target market.

     The following is a biographical summary of each of our organizers, directors and executive officers:

          SAMUEL CAIN. Mr. Cain is a life-long resident of Appling County. He graduated from Appling County Comprehensive High School in Baxley, Georgia. Mr. Cain is the owner and operator of a farm in Baxley.

          MIKE CLELAND. Mr. Cleland was born in Baxley, Georgia and is a life-long resident of Appling County. He graduated from Appling County Comprehensive High School in Baxley and retired from the Georgia Department of Transportation after 30 years of service as an engineer.

          DAVID G. DOUGLAS. Mr. Douglas is a long-time resident of Appling County. He graduated from Appling County Comprehensive High School in Baxley, Georgia and holds a Bachelor of Chemical Engineering from the Georgia Institute of Technology. Mr. Douglas is the owner of Douglas & Harper, a manufacturer of durable medical equipment for use in home healthcare applications.

          WILLIAM W. EASON. Mr. Eason is a life-long resident of Appling County. He graduated from Appling County Comprehensive High School in Baxley, Georgia. Mr. Eason is the president and chief executive officer of Southern Industrial Products, an industrial supply company, and the co-owner of Dixon & Eason Rentals. In addition, Mr. Eason has proprietary interests in pizza franchise outlets in Texas and Oklahoma. He served on the advisory board of SunTrust Bank, N.A. in Baxley from 1987 to 2002.

            LLOYD E. GUNTER. Mr. Gunter is the proposed president and chief executive officer of Community Bank of Georgia, Inc. and Community Bank of Georgia. Mr. Gunter grew up in Georgia and graduated from Appling County High School. He received his Bachelor of Business Administration from Georgia State University in Atlanta. Mr. Gunter also received a Real Estate Appraisal Certificate from the University of Georgia. In addition, Mr. Gunter is a graduate of Ohio State University's National School of Real Estate Finance, where he was the graduate with the highest grade point average, and a graduate of the University of Oklahoma's National School of Commercial and Consumer Lending. Mr. Gunter has over 34 years of banking experience and over 22 years of community banking experience in Georgia, with eight years of experience as president and chief executive officer of a South Georgia area bank. He has served at the chief executive officer level in community banks in Georgia for over eight years. Mr. Gunter has extensive experience in strategic planning, risk management, business development, public relations, asset/liability management, bank investment strategies, compliance and management of branch operations.

          Mr. Gunter began his banking career in 1968 with the Trust Company of Georgia and worked in Atlanta as a proof operator and then as a supervisor in the Control and Planning Department. He left the Trust Company of Georgia in 1972 and began working at First National Bank of Brunswick as an assistant cashier. Mr. Gunter served at First National Bank of Brunswick and its successor entity, Trust Company Bank of Southeast Georgia, N.A., until 1987. He served as a loan officer and then a mortgage loan officer prior to promotion to vice president in 1978. As vice president, Mr. Gunter was a loan production officer with responsibility for both commercial and consumer portfolios. In 1980, he was named first vice president-branch coordinator, with responsibility for the lending function of the five Brunswick branches. Mr. Gunter was promoted to group vice president-senior loan officer in 1983, where he supervised the commercial, consumer and real estate lending functions, credit and collateral departments, internal loan review, loan servicing and recovery department, and supervised seven vice presidents and fifteen lending officers. In addition, Mr. Gunter served on the salary and personnel committee and was chairman of the officer loan committee, internal loan review committee and the criticized asset committee of Trust Company Bank of Southeast Georgia. Mr. Gunter joined the Trust Company Bank of Coffee County in Douglas, Georgia in 1987 as executive vice president, with primary responsibility in the credit administration area, inclusive of all aspects of the $80 million loan portfolio. He left Trust Company Bank of Coffee County in 1993 to serve as president, chief executive officer and director of First National Bank, a de novo bank in Folkston, Georgia. Mr. Gunter participated in all aspects of the organizational phase and was instrumental in helping the bank achieve cumulative profitability within 15 months of opening. He left First National Bank in 2002 to accept the challenge of organizing a second de novo bank, Community Bank of Georgia, Inc.

          Mr. Gunter is the son-in-law of proposed director Fred E. Hyers and the nephew of proposed director Roy Herrington.

          ROY HERRINGTON. Mr. Herrington is a life-long resident of Appling County. He graduated from Baxley High School in Baxley, Georgia and received an associate degree in accounting from Marsh Business College. He is the owner and president of Thompson's Farm Supply, Inc. in Baxley. Mr. Herrington served as a director of Baxley State Bank from 1973 to 1986 and as an advisory director of SunTrust Bank, N.A. in Baxley from 1986 to 2002. Mr. Herrington is the brother-in-law of proposed director Fred E. Hyers and the uncle of proposed director, president and chief executive officer Lloyd
     E. Gunter.

          FRED E. HYERS. Mr. Hyers was born in Alma, Georgia and graduated from Baxley High School in Baxley, Georgia. He attended North Georgia College and holds a certificate from the Georgia Banking School. Mr. Hyers spent his entire professional career in banking, with 34 years of banking experience and 30 years of community banking experience. Mr. Hyers served in a variety of positions, including president and chief executive officer, with the Baxley State Bank from 1956 to 1986 and with the successor entity, SunTrust Bank, N.A. in Baxley from 1986 to 1990. He served as a director of Baxley State Bank from 1966 to 1986 and on SunTrust's advisory board from 1986 to 2002. Mr. Hyers is the father-in-law of proposed director, president and chief executive officer Lloyd E. Gunter and the brother-in-law of proposed director Roy Herrington.

          H.F. JOHNSON. Mr. Johnson is a life-long resident of Appling County. He holds a Bachelors of Science in Education, a Masters of Education and a Education Specialist's Degree from Georgia Southern College in Statesboro, Georgia. In addition, Mr. Johnson attended the Georgia Banking School at the University of Georgia in Athens, Georgia. He holds Educator Certificates granted by the Georgia Professional Standards Commission in Administration and Supervision, English (grades 7-12) and School Counseling. Mr. Johnson is currently the Superintendent of Schools of Appling County. Previously, he was a field services director for the Georgia Department of Education in Baxley, Georgia. In addition, Mr. Johnson was assistant vice president of the Baxley State Bank for three years.

          MARCUS C. LONG. Mr. Long is a native of Alma, Georgia and has lived in Appling County since 1985. He holds a Associate in Science degree from South Georgia College in Douglas, Georgia and a Bachelor of Business Administration from Georgia Southern College in Statesboro, Georgia. Mr. Long is a Certified Public Accountant and is the managing partner of the Long & Wheeler, P.C. CPA firm in Baxley, Georgia. In addition, Mr. Long has proprietary interests in pizza franchise outlets in Texas and Oklahoma. He is also the president and owner of MCL Group, Inc., a company which invests in commercial real estate. He served on the advisory board of Wayne National Bank from 1990 to 1993.

          ROBERT E. MATHEWS. Mr. Mathews is a graduate of Appling County High School in Baxley, Georgia and is a life-long resident of Appling County. He is the owner and president of Mathews Trucking, Inc., a long-haul trucking company and Mathews Farms. He is also a director of and a significant shareholder in Southeastern Cotton Gin, Inc.

          HENRY G. MILES, JR.. Mr. Miles is a graduate of Appling County High School in Baxley, Georgia and is a life-long resident of Appling County. In addition, he attended Abraham Baldwin Agricultural College in Tifton, Georgia. Mr. Miles is the secretary and treasurer and a significant shareholder in M&S Steel in Baxley, a construction company. He is a real estate investor, with holdings in timber, farmland and coastal property.

          HAROLD E. RENTZ, DMD. Dr. Rentz is a life-long resident of Appling County. He holds a Bachelors of Science degree from Valdosta State College in Valdosta, Georgia and a Doctorate in Dentistry from the Medical College of Georgia in Augusta, Georgia. Dr. Rentz is licensed to practice dentistry in the State of Georgia. Proposed director Harold E. Rentz, DMD, and proposed director James R. Rentz are not related.

          JAMES R. RENTZ. Mr. Rentz is a life-long resident of Appling County and a graduate of Appling County Comprehensive High School in Baxley, Georgia. Mr. Rentz has owned and operated a farm in Appling County for over 35 years. He is also a director and significant shareholder in Southeastern Cotton Gin, Inc. and in Sikes Propane, Inc., a propane gas sales and service company. Proposed director James R. Rentz and proposed director Harold E. Rentz, DMD, are not related.

          B. W. SAPP. Mr. Sapp is a long-time resident of Appling County. He graduated from Appling County High School in Baxley, Georgia and holds an Associate of Arts degree from the University of Georgia-Waycross Extension. Mr. Sapp is co-owner of Sapp Ford Company and has been in the automobile business for over 37 years. He is also a co-owner of a real estate partnership with various commercial and residential real estate holdings. Mr. Sapp served as a director of Wayne National Bank in Jesup, Georgia from 1990 to 1999. He also served as an advisory director of First Bulloch Bank in Jesup, Georgia from 1999 to 2001 and of BB&T Banking in Jesup, Georgia from 2001.

          JOHN E. TILLMAN. Mr. Tillman is a long-time resident of Appling County. He is a graduate of Surrency High School and attended South Georgia College in Douglas, Georgia. Mr. Tillman has been a farmer and been in the timber business for over 50 years. He is a director and significant shareholder in Southeastern Cotton Gin, Inc. Mr. Tillman served as a director of the Baxley State Bank from 1973 to 1986 and as an advisory director of SunTrust Banks, N.A. in Baxley from 1986 to 2002. Mr. Tillman is the uncle of proposed directors Forrest Wildes and Sidney Wildes.

          JEFFERY TURNER. Mr. Turner is a long-time resident of Appling County. He graduated from Appling County High School in Baxley, Georgia. Mr. Turner is the owner and operator of Turner Farms in Baxley, and has farmed in Appling County since 1975. He is also a director and significant shareholder in Southeastern Cotton Gin, Inc. and is a significant shareholder in Sikes Propane, Inc., a propane gas sales and service company. Mr. Turner is the brother of proposed director Lamar Turner.

          LAMAR TURNER. Mr. Turner is a life-long resident of Appling County. He graduated from Appling County High School in Baxley, Georgia and holds an associate degree in Electronics from Georgia Southwestern Tech in Americus, Georgia. He is the owner of Southeastern Business Machines, Inc. in Baxley and is a significant shareholder in Southeastern Cotton Gin, Inc. Mr. Turner is the brother of proposed director Jeffrey Turner.

          DAVID W. UPCHURCH. Mr. Upchurch is a life-long resident of Appling County and a graduate of Appling County High School in Baxley, Georgia. He holds an Associate of Arts degree from Abraham Baldwin Agricultural College in Tifton, Georgia and a Bachelors of Business Administration degree from Georgia Southern College in Statesboro, Georgia. Mr. Upchurch is the president of and a significant shareholder in Bax-Steel Buildings, Inc., a metal fabrication and construction company in Baxley. Mr. Upchurch served as a director for Baxley State Bank from 1984 to 1986 and as an advisory director for SunTrust Banks, N.A. from 1987 to 2002.

          RONNIE WHITE. Mr. White is long-time resident of Appling County and a graduate of Appling County High School in Baxley, Georgia. He is the president and co-owner of White Electric, Inc., an electrical contracting company.

          FORREST WILDES. Mr. Wildes is a long-time resident of Appling County. He is a graduate of Appling County High School in Baxley, Georgia and holds an Associate of Arts degree from Middle Georgia College in Cochran, Georgia and a Bachelors of Science degree in Chemical Engineering from the Georgia Institute of Technology in Atlanta, Georgia. Mr. Wildes is co-owner and secretary/treasurer of TPS Balers, Inc. in Baxley, a manufacturer of recycling bailing machines, and vice president and co-owner of International Press & Shear, a manufacturing company in Baxley. He is co-owner of WW Rental & Sales, a rental equipment company. Mr. Wildes is also a significant shareholder in Southeastern Cotton Gin, Inc. In addition, he has significant proprietary interests in an auto parts store, a motel, residential development, timber and land partnerships. Mr. Wildes is the brother of proposed director Sidney Wildes and is the nephew of proposed director John Tillman.

          SIDNEY WILDES. Mr. Wildes is a life-long resident of Appling County. He is a graduate of Appling County High School in Baxley, Georgia and holds a Bachelors of Business Administration Science degree granted by The Citadel in Charleston, South Carolina. Mr. Wildes is co-owner and president of TPS Balers, Inc. in Baxley, a manufacturer of recycling bailing machines and president and co-owner of International Press & Shear, a manufacturing company in Baxley. He is co-owner of WW Rental & Sales, a rental equipment company. Mr. Wildes is also a significant shareholder in Southeastern Cotton Gin, Inc. In addition, he has significant proprietary interests in residential development, timber and land partnerships and a motel. Mr. Wildes served as an advisory director for SunTrust Bank, N.A. in Baxley, Georgia from 1987 to 2002. Mr. Wildes is the brother of proposed director Forrest Wildes and is the nephew of proposed director John Tillman.


BOARD COMMITTEES

     The boards of directors of Community Bank of Georgia, Inc. and Community Bank of Georgia have established or will establish personnel and compensation, audit, compliance and CRA, building and executive committees. The members of these committees will be the same for Community Bank of Georgia as they are for Community Bank of Georgia, Inc. Community Bank of Georgia will also establish a loan committee and loan & asset/liability committee. These committees are described below.

     PERSONNEL AND COMPENSATION COMMITTEE. The personnel and compensation committee establishes compensation levels for officers of Community Bank of Georgia, Inc. and Community Bank of Georgia, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs, including the stock incentive plan as described below.

     AUDIT, COMPLIANCE AND CRA COMMITTEE. The principal responsibilities of this committee are to ensure that the board receives objective information regarding policies, procedures and controls of Community Bank of Georgia, Inc. and Community Bank of Georgia with respect to auditing, accounting, internal accounting controls and financial reporting. The committee will also work to ensure that Community Bank of Georgia, Inc. and Community Bank of Georgia are in compliance with applicable laws and regulations. Among other things, this will include the following:

          - recommending the appointment of an independent auditor on an annual basis;

          -    approving any special assignments to the independent auditor;

          -    reviewing the planned scope of the annual audit;

          - reviewing the independent auditor's report and management's response;

          -    reviewing any changes in accounting principles;

          - reviewing all reports from regulatory authorities and management's responses;

          - reviewing Community Reinvestment Act and other regulatory compliance; and

          - establishing appropriate levels for director and officer insurance and blanket bond insurance.

     EXECUTIVE COMMITTEE. The executive committee meets as needed and, with some exceptions, has the same powers as the board of directors in the management of the business affairs of Community Bank of Georgia, Inc. and Community Bank of

Georgia between meetings of their boards. This committee makes recommendations to the board of directors regarding matters important to the overall management and strategic operation of Community Bank of Georgia, Inc. and Community Bank of Georgia.

     LOAN & ASSET/LIABILITY COMMITTEE. The loan & asset/liability committee will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

          -    establishing the loan approval system;

          -    approving all loans in excess of a predetermined amount;

          - reviewing all past due reports, rated loan reports, non-accrual reports and other reports and indicators of overall loan portfolio quality;

          -    establishing measurements for adequacy of the loan loss reserve;
               and

          - reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.

     The principal responsibilities of this committee also include:

          - providing guidance to the board of directors on balancing the yields and maturities of loans and investments to the yields and maturities of deposits; and

          - working with the board of directors to plan annual budgets and to develop three- to five-year strategic plans.

     The loan & asset/liability committee will also be responsible for the overall investment strategy of Community Bank of Georgia, Inc. and Community Bank of Georgia. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing and portfolio investment decisions.

     BUILDING COMMITTEE. The building committee will be responsible for overseeing and reporting to the full board all activities related to the purchase, construction and improvement of Community Bank of Georgia's facilities.

                             EXECUTIVE COMPENSATION

EMPLOYMENT AGREEMENTS

     LLOYD E. GUNTER.  We have entered into an employment agreement with Lloyd
E. Gunter regarding Mr. Gunter's employment as president and chief executive officer of Community Bank of Georgia, Inc. and Community Bank of Georgia. Under the terms of the agreement, Mr. Gunter will receive a base salary of $90,000 per year. The base salary amount will be increased to $100,000 upon completion of the first year in which Community Bank of Georgia is cumulatively profitable, or upon board approval. Mr. Gunter is also eligible to receive incentive compensation in an amount equal to up to twenty-five percent of the base salary amount based upon performance goals as established by the board of directors. Community Bank of Georgia will also provide Mr. Gunter with other customary benefits such as disability, health and life insurance, membership fees to social and civic clubs and an automobile allowance.

     Mr. Gunter's agreement also provides that Community Bank of Georgia, Inc. will grant him an incentive stock option to purchase 12,500 shares of common stock at a purchase price of $10.00 per share. Mr. Gunter's option will be issued under our stock incentive plan and will constitute approximately 12.5% of the shares initially reserved for issuance under the plan. Mr. Gunter's option will generally become exercisable in equal one-fifth annual increments over a five-year period beginning on the date Community Bank of Georgia opens for business. The option will become fully vested and exercisable upon a change in control, subject to any regulatory restrictions.

     We will be obligated to pay Mr. Gunter 150% of his base salary if his employment is terminated for any reason other than failure of Community Bank of Georgia to obtain its charter.

     The agreement also generally provides that, for a period of 12 months following the termination of Mr. Gunter's employment, he will not serve as an executive officer of any bank, bank holding company, or other financial institution within 50 miles of Baxley, Georgia.

DIRECTOR COMPENSATION

     Neither Community Bank of Georgia, Inc. nor Community Bank of Georgia will separately compensate its directors for their service as directors until Community Bank of Georgia earns a cumulative profit. Thereafter, Community Bank of Georgia will adopt compensatory policies for its directors that conform to applicable law.

ORGANIZERS' WARRANTS

     In recognition of the efforts made and financial risks undertaken by the organizers in organizing Community Bank of Georgia, Inc. and Community Bank of Georgia and in recognition of the services they will provide as directors of Community Bank of Georgia, Community Bank of Georgia, Inc. will issue to each of its organizers a warrant to purchase one share of Community Bank of Georgia, Inc.'s common stock for every share he purchases in this offering. The issuance of the warrants is subject to regulatory approval and various conditions. For example, if Community Bank of Georgia's capital falls below minimum requirements as determined by federal or state regulators of Community Bank of Georgia, Inc. or Community Bank of Georgia, the regulators may require the organizers to exercise or forfeit their warrants. The warrants will vest in one-third annual increments beginning on the first anniversary of the date that Community Bank of Georgia, Inc. first issues its common stock. Vested warrants will be exercisable for the ten-year period following the date that Community Bank of Georgia, Inc. first issues its common stock or for 90 days after a warrant holder ceases to be a director or a senior executive officer of Community Bank of Georgia, Inc., whichever period is shorter. The warrants will be exercisable at an exercise price equal to $10.00 per share, subject to limitations. For example, if the exercise of a warrant will cause the warrant holder to beneficially own more than 10% of the common stock of Community Bank of Georgia, Inc., the exercise of the warrant may be subject to prior approval by the Federal Reserve.

     The organizers of Community Bank of Georgia, Inc. intend to purchase an aggregate of approximately 286,000 shares of common stock at a price of $10.00 per share. This represents approximately 51.1% of the minimum and 35.8% of the maximum number of shares to be sold in this offering. Consequently, we currently expect to issue our organizers warrants to purchase an aggregate of 286,000 shares of common stock. The organizers may acquire additional shares of common stock, particularly if necessary to sell the minimum number of shares in this offering. If the organizers purchase additional shares in order to sell the minimum number of shares, additional warrants may be issued by Community Bank of Georgia, Inc. to the organizers for each additional share purchased.

STOCK INCENTIVE PLAN

     GENERAL. Community Bank of Georgia, Inc.'s 2003 Stock Incentive Plan provides us with the flexibility to grant incentive stock options and non-qualified stock options to our directors, executive officers and other individuals employed by us for the purpose of giving them a proprietary interest in and encouraging them to remain involved with Community Bank of Georgia, Inc. or Community Bank of Georgia. The board of directors has reserved 100,000 shares of common stock for issuance under the plan, including the shares issuable to Mr. Gunter under his employment agreement. The number of shares reserved for issuance may be adjusted in the event of a stock split, recapitalization or similar event as described in the plan.

     Lloyd E. Gunter will be issued stock options under the plan in connection with his employment agreement. See "Executive Compensation-Employment Agreements" on page 39.

     ADMINISTRATION. The plan will be administered by the board of directors. The board will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan.

     The plan permits the board to grant stock options to eligible persons. The board may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The board determines, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, and the exercise price and forfeiture or termination provisions of each option. Each option will be subject to a separate stock option agreement which will reflect the terms of the option.

     OPTION TERMS. The plan provides for incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. A holder of a stock option may not transfer the option during his or her lifetime.

     The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value if the participant owns more than 10% of the outstanding common stock of Community Bank of Georgia, Inc. or its affiliates. When the incentive stock option is exercised, Community Bank of Georgia, Inc. will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value will be determined based upon any reasonable measure of fair market value. The committee may permit the option holder to pay the exercise price in cash, through a cashless exercise executed through a broker, by having a number of shares of common stock otherwise issuable at the time of exercise withheld, or in whole or in part in installments with company financing for any unpaid portion. The committee may make cash awards designed to cover tax obligations of participants that result from the receipt or exercise of a stock option.

     The term of an option will be specified in the applicable stock option agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of the outstanding common stock of Community Bank of Georgia, Inc. or its affiliates will not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable stock option agreement, if a participant's employment is terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, up to one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be treated as non-qualified stock options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

     TERMINATION OF OPTIONS. The terms of particular options may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with Community Bank of Georgia, Inc. or any affiliate, upon a specified date, upon the holder's death or disability or upon the occurrence of a change in control of Community Bank of Georgia, Inc. or Community Bank of Georgia, IncA stock option agreement may provide that if the holder dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable stock option agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.

     RECAPITALIZATIONS AND REORGANIZATIONS. The plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares and in the exercise price subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable stock option agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of outstanding options or assume options of another issuer.

     AMENDMENT AND TERMINATION OF THE PLAN. The board of directors has the authority to amend or terminate the plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities or other laws. The board's action may not adversely affect the rights of a holder of a stock option without the holder's consent.

     FEDERAL INCOME TAX CONSEQUENCES. The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

     INCENTIVE STOCK OPTIONS. A participant will not be taxed upon the grant or exercise of all or any portion of an incentive stock option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and Community Bank of Georgia, Inc. will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and Community Bank of Georgia, Inc. will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

     NON-QUALIFIED STOCK OPTIONS. A participant will not be taxed upon the grant of a non-qualified stock option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified stock option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and Community Bank of Georgia, Inc. will then be entitled to a corresponding deduction.

     Depending upon the time period for which shares of common stock are held after exercise of a non-qualified stock option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified stock option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified stock option was exercised.

                           RELATED PARTY TRANSACTIONS

     We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will be on the following terms:

          - In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Community Bank of Georgia;

          - In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

          - In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

     In addition to the transactions in the ordinary course of our business, we have entered into the following transactions with the directors and organizers indicated:

          - LINE OF CREDIT. Our operations have also been and will continue to be funded through a working capital line of credit in the amount of $500,000 with The Bankers Bank, Atlanta, Georgia. This line of credit bears interest at prime minus one-half of one percent and is personally guaranteed by each of our organizers. Interest on the line of credit is paid quarterly, with accrued interest and principal due at the maturity date of October 9, 2003. Community Bank of Georgia, Inc. will repay the line of credit from the proceeds of the offering.

          - REAL ESTATE ACQUISITION LOAN. The organizers have a real estate acquisition loan with in the amount of $275,000 with The Bankers Bank, Atlanta, Georgia. The loan bears interest at the prime rate minus one-quarter of one percent (3.75% at July 8, 2003). Interest on the loan is payable quarterly beginning on June 5, 2003, with principal due in a single payment on March 5, 2004. The loan is secured by 3.77 acres of commercial real estate in Baxley, Georgia. Community Bank of Georgia, Inc. will repay the line of credit from the proceeds of this offering.

          - FINANCIAL TRANSACTIONS OF ORGANIZATIONAL ENTITY. Southeast Community Investors, LLC was organized for the purpose of serving as the initial organizational entity for Community Bank of Georgia, Inc. Community Bank of Georgia, Inc. was subsequently incorporated for the purpose of becoming a bank holding company for Community Bank of Georgia. On May 1, 2003, Southeast Community and Community Bank of Georgia, Inc. executed an agreement which transferred all assets, liabilities, rights, revenues and expenses acquired, earned, incurred, or undertaken by Southeast Community to Community Bank of Georgia, Inc.

               Accordingly, all financial transactions of Southeast Community are reflected in the financial statements of Community Bank of Georgia, Inc. as of and for the year ended December 31, 2002. In addition, all financial transactions undertaken by Southeast Community from January 1, 2003 until April 2, 2003 are reflected in the financial statements of Community Bank of Georgia, Inc. as of and for the period ended June 30, 2003. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" on page 17.


                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 10,000,000 shares of common stock, $1.00 par value, of which at least 560,000 shares will be issued in this offering. As of the date of this prospectus, 100,000 shares were reserved for issuance under our stock incentive plan, and up to 286,000 shares of our common stock were reserved for issuance upon the exercise of the warrants to be granted to our organizers.

     All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any right to acquire authorized but unissued capital stock of Community Bank of Georgia, Inc. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be fully paid and non-assessable.

PREFERRED STOCK

     Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue up to 2,000,000 shares of preferred stock, no par value. Our board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and as determined by our board of directors. Although we have neither issued nor have any present plans to issue any preferred stock, the ownership and control of Community Bank of Georgia, Inc. by the holders of our common stock would be diluted if we were to issue preferred stock that had voting rights.

     The existence of preferred stock could impede a takeover of Community Bank of Georgia, Inc. without the approval of our board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Community Bank of Georgia, Inc. through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and, in various circumstances, could decrease the market price of the common stock.

        SELECTED PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

PROTECTIVE PROVISIONS

     GENERAL. The Georgia Business Corporation Code and the articles of incorporation and bylaws of Community Bank of Georgia, Inc. govern shareholders' rights and related matters. Community Bank of Georgia, Inc.'s articles of incorporation and bylaws contain several provisions, which are summarized below, that may have an "anti-takeover" effect in that they could prevent an acquisition of Community Bank of Georgia, Inc. unless a potential acquiror has obtained the prior approval of the board of directors of Community Bank of Georgia, Inc. These provisions may make it more difficult for Community Bank of Georgia, Inc.'s shareholders to replace the board of directors or management, which may tend to perpetuate the incumbent board.

     PREFERRED STOCK. The existence of preferred stock could impede a takeover of Community Bank of Georgia, Inc. without the approval of its board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Community Bank of Georgia, Inc. through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and, in certain circumstances, could decrease the market price of the common stock.

     CONSIDERATION OF CONSTITUENCIES OF COMMUNITY BANK OF GEORGIA, INC. The articles of incorporation of Community Bank of Georgia provide that the board of directors shall consider (1) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of Community Bank of Georgia, Inc. and its subsidiaries, and on the communities within which Community Bank of Georgia, Inc. and its subsidiaries operate (it being understood that any subsidiary bank of Community Bank of Georgia, Inc. is charged with providing support to and being involved in the communities it serves); and (2) the consideration being offered by the other party in relation to the then-current value of Community Bank of Georgia, Inc. in a freely negotiated transaction and in relation to the board of directors' then-estimate of the future value of Community Bank of Georgia, Inc. as an independent entity when evaluating any offer of another party:

          - to make a tender offer or exchange offer for any equity security of Community Bank of Georgia, Inc.;

          - to merge or effect a share exchange or similar transaction with Community Bank of Georgia, Inc.; or

          - to purchase or otherwise acquire all or substantially all of the assets of Community Bank of Georgia, Inc.

     CLASSIFIED BOARD OF DIRECTORS. The bylaws of Community Bank of Georgia, Inc. provide that our board of directors will be divided into three classes. Our directors will serve staggered terms, meaning that one-third of our directors will be elected each year at our annual meeting. As a result, unless the existing directors were to resign, it would take at least two annual meetings of shareholders to replace a majority of our directors.

INDEMNIFICATION

     The articles of incorporation and bylaws of Community Bank of Georgia, Inc. contain indemnification provisions which provide that directors and officers of Community Bank of Georgia, Inc. (collectively, the "insiders") will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding to which the insider was made a party because he or she was a director or officer of Community Bank of Georgia, Inc.

     When a case or dispute is settled or otherwise not determined on its merits, the indemnification provisions provide that Community Bank of Georgia, Inc. will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider acted in a manner he or she in good faith believed to be in or not opposed to the best interests of Community Bank of Georgia, Inc. and, in case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. The board of directors, its shareholders or independent legal counsel of Community Bank of Georgia, Inc. determine whether the insider has met the applicable standard of conduct in each specific case.

     The articles of incorporation and bylaws of Community Bank of Georgia, Inc. also provide that the indemnification rights contained in the articles of incorporation and bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. Community Bank of Georgia, Inc. can also provide for greater indemnification than is provided in the articles of incorporation and bylaws if it chooses to do so, subject to approval by its shareholders. Community Bank of Georgia, Inc. may not, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under "Limitation of Liability" below.

     The indemnification provisions of the bylaws specifically provide that Community Bank of Georgia, Inc. may purchase and maintain insurance on behalf of any insider against any liability asserted against and incurred by him or her in his or her capacity as an insider, whether or not Community Bank of Georgia, Inc. would have had the power to indemnify against the liability.

     Community Bank of Georgia, Inc. is not aware of any pending or threatened action, suit or proceeding involving any of its insiders for which indemnification from Community Bank of Georgia, Inc. may be sought.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIMITATION OF LIABILITY

     Article 9 of the articles of incorporation of Community Bank of Georgia, Inc. eliminates, with some exceptions, the potential personal liability of a director for monetary damages to Community Bank of Georgia, Inc. and to its shareholders for breach of a duty as a director. There is no elimination of liability for the following:

          - a breach of duty involving appropriation of a business opportunity of Community Bank of Georgia, Inc.;

          - an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

          - a transaction from which the director derives an improper material tangible personal benefit; or

          - any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code.

     Article 9 does not eliminate or limit the right of Community Bank of Georgia, Inc. or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

     The Georgia Business Corporation Code allows Georgia corporations to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. As a result, Community Bank of Georgia, Inc. included Article 9 in its articles of incorporation to encourage qualified individuals to serve and remain as directors of Community Bank of Georgia, Inc. While Community Bank of Georgia, Inc. has not experienced any problems in locating directors, it could experience difficulty in the future as its business activities increase and diversify. Community Bank of Georgia, Inc. also adopted Article 9 to enhance its ability to secure liability insurance for its directors at a reasonable cost. Community Bank of Georgia, Inc. intends to obtain liability insurance covering actions taken by its directors in their capacities as directors. The board of directors believes that Article 9 will enable Community Bank of Georgia, Inc. to secure this insurance on terms more favorable than if it were not included in the articles of incorporation.

SHAREHOLDER ACTION UPON MAJORITY WRITTEN CONSENT

     The articles of incorporation of Community Bank of Georgia, Inc. provide that any action required by law or by the bylaws of Community Bank of Georgia, Inc. to be taken at a meeting of the shareholders of Community Bank of Georgia, Inc. and any action which may be taken at such a meeting, may be taken without a meeting, if written consent, setting forth the action so taken, is signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Notice of such action without a meeting by less than unanimous written consent shall be given within ten days after taking such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, Community Bank of Georgia, Inc. will have between 560,000 and 800,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except that "affiliates" of Community Bank of Georgia, Inc. must comply with the resale limitations of Rule 144 under the Securities Act. Rule 144 defines an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Community Bank of Georgia, Inc. Affiliates of a company generally include its directors, executive officers and principal shareholders.

     In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

          -    1% of the outstanding shares of common stock; or

          - the average weekly trading volume during the four calendar weeks preceding his or her sale.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Community Bank of Georgia, Inc. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates.

     Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.


                           SUPERVISION AND REGULATION

     Both Community Bank of Georgia, Inc. and Community Bank of Georgia will be subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. These laws are generally intended to protect depositors and not shareholders. We are subject to extensive government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by state and federal banking laws and regulations that limit the manner in which we make loans, purchase securities and pay dividends. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Future legislation or government policy may also adversely affect the banking industry or our operations. In particular, various provisions of the Gramm-Leach-Bliley Act, which took effect on March 11, 2000, eliminate many of the federal and state law barriers to affiliations among banks and securities firms, insurance companies and other financial services providers. We believe the elimination of these barriers may significantly increase competition in our industry.

COMMUNITY BANK OF GEORGIA, INC.

     Since Community Bank of Georgia, Inc. will own all of the capital stock of Community Bank of Georgia, it will be a bank holding company under the federal Bank Holding Company Act of 1956. As a result, Community Bank of Georgia, Inc. will primarily be subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

     ACQUISITIONS OF BANKS. The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

          - acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

          -    acquiring all or substantially all of the assets of any bank; or

          -    merging or consolidating with any other bank holding company.

     Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     Under the Bank Holding Company Act, if adequately capitalized and adequately managed, Community Bank of Georgia, Inc. or any other bank holding company located in Georgia may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. For example, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated for five years. As a result, no bank holding company may acquire control of Community Bank of Georgia, Inc. until after the third anniversary of Community Bank of Georgia's date of incorporation. As a result, no bank holding company may acquire control of the Company until after the third anniversary of Community Bank of Georgia's incorporation.

     CHANGE IN BANK CONTROL. Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

          - the bank holding company has registered securities under Section 12 of the Securities Exchange Act; or

          - no other person owns a greater percentage of that class of voting securities immediately after the transaction.

     PERMITTED ACTIVITIES. Generally, bank holding companies are prohibited under the Bank Holding Company Act, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than:

          -    banking or managing or controlling banks; and

          - an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

     Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

          -    factoring accounts receivable;

          - making, acquiring, brokering or servicing loans and usual related activities;

          -    leasing personal or real property;

          - operating a non-bank depository institution, such as a savings association;

          -    trust company functions;

          -    financial and investment advisory activities;

          -    conducting discount securities brokerage activities;

          - underwriting and dealing in government obligations and money market instruments;

          - providing specified management consulting and counseling activities;

          - performing selected data processing services and support services;

          - acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

          -    performing selected insurance underwriting activities.

     Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

     A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

          -    lending, trust and other banking activities;

          - insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;

          -    providing financial, investment or advisory services;

          - issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

          -    underwriting, dealing in or making a market in securities;

          - other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

          - foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

          -    merchant banking through securities or insurance affiliates; and

          -    insurance company portfolio investments.

     To qualify to become a financial holding company, Community Bank of Georgia and any other depository institution subsidiary of Community Bank of Georgia, Inc. must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, Community Bank of Georgia, Inc. must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days written notice prior to engaging in a permitted financial activity. We currently have no plans to make such an election.

     SUPPORT OF SUBSIDIARY INSTITUTIONS. Under Federal Reserve policy, Community Bank of Georgia, Inc. is expected to act as a source of financial strength for Community Bank of Georgia and to commit resources to support Community Bank of Georgia. This support may be required at times when, without this Federal Reserve policy, Community Bank of Georgia, Inc. might not be inclined to provide it. In addition, any capital loans made by Community Bank of Georgia, Inc. to Community Bank of Georgia will be repaid only after its deposits and various other obligations are repaid in full. In the unlikely event of Community Bank of Georgia, Inc.'s bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of Community Bank of Georgia will be assumed by the bankruptcy trustee and entitled to a priority of payment.

COMMUNITY BANK OF GEORGIA

     Community Bank of Georgia will be a commercial bank chartered under the laws of the State of Georgia and a Federal Reserve member bank, and will be subject to the supervision, examination and reporting requirements of the Department of Banking and Finance and the Federal Reserve Bank of Atlanta. The Federal Reserve and the Georgia Department of Banking and Finance will regularly examine the Bank's operations and have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. Both regulatory agencies have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, the Bank's deposits will be insured by the FDIC to the maximum extent provided by law. The Bank will also be subject to numerous state and federal statutes and regulations that affect its business, activities and operations.

     BRANCHING. Under current Georgia law, Community Bank of Georgia may open branch offices throughout Georgia with the prior approval of the Department of Banking and Finance. In addition, with prior regulatory approval, Community Bank of Georgia will be able to acquire branches of existing banks located in Georgia. Community Bank of Georgia and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. Georgia law, with limited exceptions, currently permits branching across state lines only through interstate mergers.

     Under the Federal Deposit Insurance Act, states may "opt-in" and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects us from an important segment of potential competition. However, because Georgia has elected not to opt-in, our ability to establish a new start-up branch in another state may be limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if its home state has also elected to opt-in. Consequently, until Georgia changes its election, the only way we will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

     PROMPT CORRECTIVE ACTION. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, federal banking regulators have established five capital categories: (1) well capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized, in which all institutions are placed. The federal banking agencies have also specified by regulation the relevant capital levels for each of the categories.

     Federal banking regulators are required to take specified mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. An institution in any of the undercapitalized categories is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval.

     FDIC INSURANCE ASSESSMENTS. The FDIC has adopted a risk-based assessment system for determining an insured depository institution's insurance assessment rate. The system that takes into account the risks attributable to different categories and concentrations of assets and liabilities. An institution is placed into one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help repay the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980's as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and is set at 1.72 cents per $100 of deposits for the first quarter of 2003.

     As a final resort, the FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

     COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires the appropriate federal regulator, in connection with its examinations of financial institutions within its jurisdiction, to evaluate the record of each financial institution in meeting the credit needs of its local community, including low- and moderate-income neighborhoods. The appropriate federal regulator considers these factors in evaluating mergers, acquisitions and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Community Bank of Georgia. A bank with aggregate assets of $250 million or less is subject to a Community Reinvestment Act examination only once every 60 months if the bank receives an outstanding rating, once every 48 months if it receives a satisfactory rating and as needed if the rating is less than satisfactory. Additionally, banks are required to publicly disclose the terms of various Community Reinvestment Act-related agreements.

     OTHER REGULATIONS. Interest and other charges collected or contracted for by Community Bank of Georgia are subject to state usury laws and federal laws concerning interest rates. Community Bank of Georgia's loan operations are also subject to federal laws applicable to credit transactions, such as the:

          - Federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

          - Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

          - Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

          - Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

          - Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

          - Rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of Community Bank of Georgia are subject to the following:

          - the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

          - the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

     In addition to the federal and state laws noted above, amendments to the Georgia Fair Lending Act ("GFLA") became effective on March 6, 2003. The revised GFLA imposes restrictions and procedural requirements on "high cost home loans" as defined by GFLA; under the previous law the "covered home loan" category included most mortgage loans made in Georgia, including home equity loans and lines of credit. Under the new law, true bridge loans and construction loans are excluded from coverage of GFLA's requirements. We do not intend to make loans defined as "high cost home loans" under GFLA and therefore do not expect GFLA to materially impact our operations. We will implement procedures to comply with all GFLA reporting and documentation requirements.

     CAPITAL ADEQUACY. Community Bank of Georgia, Inc. and Community Bank of Georgia will be required to comply with the capital adequacy standards established by the Federal Reserve, in the case of Community Bank of Georgia, Inc., and the FDIC and Department of Banking and Finance, in the case of Community Bank of Georgia. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies that are substantially similar to those adopted by the FDIC for banks.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Additionally, the Department of Banking and Finance requires de novo banks to maintain a Tier 1 Capital Ratio of 8% for the first three years of operation. Tier 2 Capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital.

     In addition, the FDIC and Federal Reserve have established minimum leverage ratio guidelines for banks and bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 4% for banks. Bank holding companies generally are also required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for Community Bank of Georgia, Inc., or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's Tier 1 Capital leverage ratio, after deducting all intangibles and other indicators of capital strength in evaluating proposals for expansion or new activities.

     Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "Supervision and Regulation-Community Bank of Georgia-Prompt Corrective Action" on page 52.

     PAYMENT OF DIVIDENDS. Community Bank of Georgia, Inc. is a legal entity separate and distinct from Community Bank of Georgia. The principal sources of the cash flow of Community Bank of Georgia, Inc., including cash flow to pay dividends to its shareholders, will be dividends that Community Bank of Georgia will pay to its sole shareholder, Community Bank of Georgia, Inc. Statutory and regulatory limitations apply to Community Bank of Georgia's payment of dividends to Community Bank of Georgia, Inc. as well as to payment of dividends to Community Bank of Georgia, Inc. shareholders.

     The Department of Banking and Finance will regulate Community Bank of Georgia's dividend payments and must approve dividend payments that would exceed 50% of Community Bank of Georgia's net income for the prior year. Our payment of dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

     The payment of dividends by Community Bank of Georgia, Inc. and Community Bank of Georgia may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. If, in the opinion of its federal banking regulator, Community Bank of Georgia were engaged in or about to engage in an unsafe or unsound practice, the federal banking regulator could require, after notice and a hearing, that it cease and desist from its practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that insured banks should generally only pay dividends out of current operating earnings. See "Supervision and Regulation-Community Bank of Georgia-Prompt Corrective Action" on page 52.

     RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. Community Bank of Georgia, Inc. and Community Bank of Georgia are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

          -    a bank's loans or extensions of credit to affiliates;

          -    a bank's investment in affiliates;

          - assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

          - the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

          - a bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

     The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Community Bank of Georgia must also comply with other provisions designed to avoid the taking of low-quality assets.

     Community Bank of Georgia, Inc. and Community Bank of Georgia are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

     Community Bank of Georgia is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

     PRIVACY. Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institution's own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

ANTI-TERRORISM LEGISLATION

     In the wake of the tragic events of September 11th, on October 26, 2001, the President signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

          - to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

          - to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and to report any suspicious transactions;

          - to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

          - to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

     Under the USA PATRIOT Act, financial institutions must establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

          -    the development of internal policies, procedures and controls;

          -    the designation of a compliance officer;

          -    an ongoing employee training program; and

          -    an independent audit function to test the programs.

     Pursuant to the mandate of the USA PATRIOT Act, the Secretary of the Treasury issued regulations effective April 24, 2002 applicable to financial institutions. Because all federally insured depository institutions are required to have anti-money laundering programs, the regulations provide that a financial institution which is subject to regulation by a "federal functional" is in compliance with the regulations if it complies with the rules of its primary federal regulator governing the establishment and maintenance of anti-money laundering programs.

     Under the authority of the USA PATRIOT Act, the Secretary of the Treasury adopted rules on September 26, 2002 increasing the cooperation and information sharing between financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under the new rules, a financial institution is required to:

          - expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in a request submitted by the Financial Crimes Enforcement Network ("FinCEN");

          -    notify FinCEN if an account or transaction is identified;

          -    designate a contact person to receive information requests;

          - limit use of information provided by FinCEN to: (1) reporting to FinCEN, (2) determining whether to establish or maintain an account or engage in a transaction and (3) assisting the financial institution in complying with the Bank Secrecy Act; and

          - maintain adequate procedures to protect the security and confidentiality of FinCEN requests.

     Under the new rules, a financial institution may also share information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering. Such information-sharing is protected under a safe harbor if the financial institution:

          - notifies FinCEN of its intention to share information, even when sharing with an affiliated financial institution;

          - takes reasonable steps to verify that, prior to sharing, the financial institution or association of financial institutions with which it intends to share information has submitted a notice to FinCEN;

          - limits the use of shared information to identifying and reporting on money laundering or terrorist activities, determining whether to establish or maintain an account or engage in a transaction, or assisting it in complying with the Bank Security Act; and

          - maintains adequate procedures to protect the security and confidentiality of the information.

     Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.

     The Secretary of the Treasury also adopted a new rule on September 26, 2002 intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the new rule, financial institutions:

          - are prohibited from providing correspondent accounts to foreign shell banks;

          - are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account;

          - must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the Unites States designated to accept services of legal process; and

          - must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General.

     The new rule applies to correspondent accounts established after October 28, 2002.

     PROPOSED LEGISLATION AND REGULATORY ACTION. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

     EFFECT OF GOVERNMENTAL MONETARY POLICES. Our earnings will be affected by the monetary and fiscal policies of the United States government and its agencies, as well as general domestic economic conditions. The Federal Reserve Board's power to implement national monetary policy has had, and is likely to continue to have, an important impact on the operating results of commercial banks. The Federal Reserve Board affects the levels of bank loans, investments and deposits through its control over the issuance of United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.


                                  LEGAL MATTERS

     Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia will pass upon the validity of the shares of common stock offered by this prospectus for Community Bank of Georgia, Inc.

                                     EXPERTS

     Community Bank of Georgia, Inc. (in organization)) audited financial statements at December 31, 2002, included in this prospectus have been included in reliance on the report of Thigpen, Jones, Seaton & Co., P.C., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.


                             REPORTS TO SHAREHOLDERS

     Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, Community Bank of Georgia, Inc. will be subject to the reporting requirements of the Securities Exchange Act, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will generally continue through at least December 31, 2003 and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if at the beginning of the year the common stock is held of record by less than 300 persons.

     At any time that Community Bank of Georgia, Inc. is not a reporting company, it will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Department of Banking and Finance. The fiscal year of Community Bank of Georgia, Inc. ends on December 31. Additionally, Community Bank of Georgia, Inc. will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.


                             ADDITIONAL INFORMATION

     Community Bank of Georgia, Inc. has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information with respect to Community Bank of Georgia, Inc. and the common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may read and copy our Registration Statement and any other materials filed by us with the Securities and Exchange Commission, at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Community Bank of Georgia, Inc., that file electronically with the Securities and Exchange Commission.

     Community Bank of Georgia, Inc. and the organizers have filed or will file various applications with the FDIC, the Federal Reserve Bank of Atlanta and the Department of Banking and Finance. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from Community Bank of Georgia, Inc. and information in public files and records maintained by the FDIC, the Federal Reserve Bank of Atlanta and the Department of Banking and Finance, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which they can make no assurances. Community Bank of Georgia, Inc. specifically disaffirms those projections for purposes of this prospectus and cautions you against relying on them for purposes of making an investment decision.

                COMMUNITY BANK OF GEORGIA, INC. (IN ORGANIZATION)


======================================================================================

                                   TABLE OF CONTENTS
                                   -----------------


                                                                                   Page
                                                                                   ----
INDEPENDENT AUDITORS' REPORT. . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2

FINANCIAL STATEMENTS

  Balance Sheet as of December 31, 2002 . . . . . . . . . . . . . . . . . . . . .  F-3

  Statement of Changes in Shareholders' Deficit for the Period
    from August 19, 2002 (inception) to December 31, 2002 . . . . . . . . . . . .  F-4

  Statement of Loss for the Period from August 19, 2002 (inception)
    to December 31, 2002. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-5

  Statement of Cash Flows for the Period from August 19, 2002 (inception)
    to December 31, 2002. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-6

  Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .  F-7


Balance Sheet as of June 30, 2003 (unaudited) . . . . . . . . . . . . . . . . . .  F-9

  Statement of Changes in Shareholders' Deficit for the Six Month Period
    Ended June 30, 2003 (unaudited) . . . . . . . . . . . . . . . . . . . . . . .  F-10

  Statement of Loss for the Period from August 19, 2002 (inception) to
    June 30, 2003 (unaudited) and for the Six and Three Month Periods Ended
    June 30, 2003 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . .  F-11

  Statement of Cash Flows for the Six Months Ended June 30, 2003 (unaudited) and for the Period from August 19, 2002 (inception) to June 30, 2003 (unaudited).  F-12

  Notes to Financial Statements (unaudited) . . . . . . . . . . . . . . . . . . .  F-13

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



Organizers
Community Bank of Georgia, Inc. (In Organization)

     We have audited the accompanying balance sheet of Community Bank of Georgia, Inc. (In Organization) as of December 31, 2002, and the related statements of loss, shareholders' deficit and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Bank of Georgia, Inc. (In Organization) at December 31, 2002, and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.




/s/ THIGPEN, JONES, SEATON & CO., P.C.


February 28, 2003, except for Notes A1 and A4
  dated April 2, 2003.
Dublin, Georgia

COMMUNITY BANK OF GEORGIA, INC. (IN ORGANIZATION)
BALANCE SHEET

-------------------------------------------------------------------------
                                                      As of December 31,
                                                             2002
                                                     --------------------
ASSETS

  Current Assets:

    Cash and cash equivalents - unrestricted         $               527
    Stock subscription receivable                                     10
                                                     --------------------

      Total current assets                                           537
                                                     --------------------

  Other asset -
       Real estate option                                         20,000
                                                     --------------------
     TOTAL ASSETS                                    $            20,537
                                                     ====================

LIABILITIES AND SHAREHOLDERS' DEFICIT
  Current liabilities:
    Accounts payable                                 $            20,021
    Short -term borrowings                                        84,000
    Accrued interest payable                                         495
                                                     --------------------
      Total current liabilities                                  104,516
                                                     --------------------
  Commitments and Contingencies
   Shareholders' Deficit:
     Common stock                                                      1
     Paid in capital surplus                                           9
     Deficit accumulated during development stage                (83,989)
                                                     --------------------
       Total shareholders' deficit                               (83,979)
                                                     --------------------

        TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT  $            20,537
                                                     ====================



                 See Accompanying Notes to Financial Statements

COMMUNITY BANK OF GEORGIA, INC. (IN ORGANIZATION)
STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT


====================================================================================

                                                              Deficit
                                             Additional     accumulated
                                      Common  Paid-in         during
                                      Stock   Capital    development stage     Total
                                      ------  --------  -------------------  ---------
BALANCE, AUGUST 19, 2002              $    -  $      -  $                -   $      -
                                                                             ---------
Comprehensive loss:
  Net loss                                 -         -             (83,989)   (83,989)
                                                                             ---------

     Total comprehensive loss                                                 (83,989)
                                                                             ---------
  Common stock issued                      1         9                   -         10
  Sale of common stock subscriptions       -         -                   -          -
                                      ------  --------  -------------------  ---------
BALANCE, DECEMBER 31, 2002            $    1  $      9  $          (83,989)  $(83,979)
                                      ======  ========  ===================  =========


                 See Accompanying Notes to Financial Statements

COMMUNITY BANK OF GEORGIA, INC. (IN ORGANIZATION)
STATEMENT OF LOSS


============================================================================

                                                             Period Ended
                                                            August 19, 2002
                                                              (inception)
                                                           December 31, 2002
                                                           -----------------
REVENUES                                                   $              -
                                                           -----------------

EXPENSES:
  Consultant fees                                                    75,153
  Telephone                                                             804
  Insurance                                                           3,335
  Rent expense                                                          700
  Interest expense                                                      495
  Auto expense                                                        2,000
  Office supplies                                                     1,362
  Other operating expenses                                              140
                                                           -----------------

    TOTAL EXPENSES                                                   83,989
                                                           -----------------
NET LOSS                                                            (83,989)

BEGINNING ACCUMULATED DEFICIT                                             -
                                                           -----------------

ENDING ACCUMULATED DEFICIT                                 $        (83,989)
                                                           =================


                 See Accompanying Notes to Financial Statements

COMMUNITY BANK OF GEORGIA, INC. (IN ORGANIZATION)
STATEMENT OF CASH FLOWS


=============================================================================

                                                              For the Period
                                                             August 19, 2002
                                                              Period Ended
                                                            December 31, 2002
                                                            -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                  $        (83,989)
  Adjustments to reconcile net loss to net cash used in
    operating activities-
    Change in accrued liabilities and other liabilities               20,516
                                                            -----------------
      Net cash used in operating activities                          (63,473)
                                                            -----------------
CASH FLOWS USED IN INVESTING ACTIVITIES -
  Option on land acquisition                                         (20,000)
                                                            -----------------
CASH FLOWS FROM FINANCING ACTIVITIES-
  Proceeds from issuance of debt                                      84,000
                                                            -----------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                527

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                               -
                                                            -----------------

CASH AND CASH EQUIVALENTS, END OF YEAR                      $            527
                                                            =================


                 See Accompanying Notes to Financial Statements

COMMUNITY BANK OF GEORGIA, INC. (IN ORGANIZATION)
NOTES TO FINANCIAL STATEMENTS
PERIOD ENDED DECEMBER 31, 2002
================================================================================

A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     1.   REPORTING  ENTITY  -  Community Bank of Georgia, Inc., Baxley, Georgia
          -----------------
          (the "Company") is a proposed one-bank holding company with respect to a de novo bank, Community Bank of Georgia (In Organization, the "Bank"). Prior to the Company's incorporation on April 2, 2003, a group of twenty-two organizers formed Southeast Community Investors, LLC to facilitate the initial process of organizing and forming both the Company and the Bank. The LLC was formed and became active on August 19, 2002. On April 2, 2003 the LLC's Board of Directors assigned and transferred all of the assets and liabilities of the LLC to the Company. Accordingly, all assets, liabilities, rights, revenues and expenses acquired, incurred or undertaken by the LLC from its inception have been transferred to the Company. As a result, all financial transactions undertaken by the LLC from inception, August 19, 2002, until December 31, 2002 are reflected in the Company's financial statements as of and for the period ended December 31, 2002. Community Bank of Georgia, Inc. is a development stage enterprise.

     2.   CASH  AND  CASH EQUIVALENTS - For the purpose of the statement of cash
          ---------------------------
          flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents. This includes money market deposit accounts and short-term certificates of deposit.

     3.   MANAGEMENT  ESTIMATES  -  The  preparation  of financial statements in
          ---------------------
          conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     4.   INCOME  TAXES  -  The  financial statements include only those assets,
          -------------
          liabilities and results of operations which relate to the business of Community Bank of Georgia, Inc. The Company will file its income tax return on the accrual basis of accounting for federal and state income tax purposes. There is no income tax expense for the period ended December 31, 2002.

B.   SHORT-TERM  BORROWINGS
     ----------------------


                                                        2002
                                                   -------------
          The Bankers Bank                         $      84,000
                                                   =============

     These borrowings are against one line of credit that has been established with The Bankers Bank. The line of credit is for $500,000 and is for the purpose of providing working capital for the developing Company. The note is secured by the guarantees of the organizers. Interest is at the prime rate less .50% as established by The Bankers Bank. The current rate is 4.25% with interest payable at maturity.

C.   RELATED  PARTY  TRANSACTIONS
     ----------------------------

     The Company has contracted with one of its organizers, Lloyd Gunter, for various consultation services related to organization and the future management of the Bank. The agreement provides for the base compensation and incentive bonus to be paid in his role as President and Chief Executive Officer of the Bank. The Company has expensed $30,000 under this agreement as of December 31, 2002. Upon the formation of the Bank, the contract will be assigned or transferred to the Bank. The entire contract will be cancelled if the Company does not receive a state bank charter from the Georgia Department of Banking and Finance.

D.   OTHER  ASSETS
     -------------

     At December 31, 2002, the Company's other assets consisted of a real estate option in the amount of $20,000 for its proposed building site. The option agreement is for the purchase of 3.77 acres of land in Appling County. The option will expire on March 10, 2003.

E.   DISCLOSURES RELATING TO STATEMENT OF CASH FLOWS
     -----------------------------------------------

     CASH  FLOWS  RELATING  TO  INTEREST AND INCOME TAXES - Cash paid during the
     ----------------------------------------------------
     period for interest and income taxes was as follows:

          Interest (net of amount capitalized)             $         -
                                                          ============
          Income Taxes                                     $         -
                                                          ============

F.   COMMITMENTS  AND  CONTINGENCIES
     -------------------------------

     During 2002, the Company entered into a contract with T. Stephen Johnson & Associates, Inc. in relation to providing consulting services for the purpose of assisting in organizing a de novo bank. Under the terms of the contract, the Company will pay a total consulting fee of $50,000, with an additional fee of $5,000 due upon the filing of a bank holding company application. At December 31, 2002, the Company had expensed $40,000 under this agreement.

     Also in 2002, the Company entered into a contract with Powell, Goldstein, Frazer and Murphy LLP for legal services in conjunction with organizing a de novo bank. Estimated fees under this contract are $30,000 to $45,000. At December 31, 2002, $5,000 had been expensed under this agreement.

COMMUNITY  BANK  OF  GEORGIA,  INC.  (IN  ORGANIZATION)
BALANCE  SHEET
(UNAUDITED)

--------------------------------------------------------------------------
                                                           As of June 30,
                                                                2003
                                                          ================
ASSETS
  Current Assets:
  Cash and cash equivalents - unrestricted                $         2,496
  Stock subscription receivable                                        10
                                                          ----------------
     Total current assets                                           2,506
                                                          ----------------

Other asset -
       Land                                                       278,342
                                                          ----------------
TOTAL ASSETS                                              $       280,848
                                                          ================
LIABILITIES AND SHAREHOLDERS' DEFICIT
  Current liabilities:
    Accounts payable                                      $        16,396
    Short -term borrowings                                        484,000
    Accrued interest payable                                        2,824
                                                          ----------------
      Total current liabilities                                   503,220
                                                          ----------------
 Commitments and Contingencies

 Shareholders' Deficit:
    Common stock                                                        1
    Paid in capital surplus                                             9
    Deficit accumulated during development stage                 (222,382)
                                                          ----------------
      Total shareholders' deficit                                (222,372)
                                                          ----------------

        TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT       $       280,848
                                                         ================


                 See Accompnying Notes to Financial Statements.

COMMUNITY  BANK  OF  GEORGIA,  INC.  (IN  ORGANIZATION)
STATEMENT  OF  CHANGES  IN  SHAREHOLDERS'  DEFICIT
(UNAUDITED)

--------------------------------------------------------------------------------------------

                                                                  Deficit
                                                 Additional      accumulated
                                        Common     Paid-in         during
                                         Stock     Capital    development stage     Total
                                       ----------  --------  -------------------  ----------
BALANCE, DECEMBER 31, 2002             $       1   $      9  $          (83,989)  $ (83,979)
                                                                                  ----------
Comprehensive loss:
  Net loss (unaudited)                         -          -            (138,393)   (138,393)
                                                                                  ----------
    Total comprehensive loss                                                       (138,393)
                                                                                  ----------
  Common stock issued                          -          -                   -           -
  Sale of common stock subscriptions           -          -                   -           -
                                       ----------  --------  -------------------  ----------
BALANCE, JUNE 30, 2003                 $       1   $      9  $         (222,382)  $(222,372)
                                       ==========  ========  ===================  ==========

                 See Accompanying Notes to Financial Statements

COMMUNITY  BANK  OF  GEORGIA,  INC.  (IN  ORGANIZATION)
STATEMENT  OF  LOSS
(UNAUDITED)

---------------------------------------------------------------------------------------------

                                          For the Period
                                          August 19, 2002                       For the Three
                                            (inception)      Six Months Ended   Months Ended
                                          to June 30, 2003     June 30, 2003    June 30, 2003
                                         ------------------  ----------------  ---------------
REVENUES-SALE OF SURPLUS PROPERTY        $           1,200   $         1,200   $        1,200
                                         ------------------  ----------------  ---------------
EXPENSES:
  Salary                                            45,000            45,000           22,500
  Payroll taxes                                      3,442             3,442            1,721
  Payroll processing                                 1,046             1,046              286
  Legal, accounting and consulting fees            130,525            55,372           38,518
  Licenses, applications and permits                14,427            14,427            2,342
  Telephone                                          1,477               673              421
  Insurance                                          8,832             5,498            2,749
  Rent expense                                       2,800             2,100            1,050
  Interest expense                                   7,435             6,940            6,354
  Auto expense                                       5,000             3,000            1,500
  Office supplies                                    1,559               197              676
  Other operating expenses                           2,038             1,898              764
                                         ------------------  ----------------  ---------------
    TOTAL EXPENSES                                 223,582           139,593           78,381
                                         ------------------  ----------------  ---------------
NET LOSS                                          (222,382)         (138,393)         (77,181)
BEGINNING ACCUMULATED DEFICIT                            -           (83,989)        (145,201)
                                         ------------------  ----------------  ---------------
ENDING ACCUMULATED DEFICIT               $        (222,382)  $      (222,382)  $     (222,382)
                                         ==================  ================  ===============


                 See Accompanying Notes to Financial Statements

COMMUNITY  BANK  OF  GEORGIA,  INC.  (IN  ORGANIZATION)
STATEMENT  OF  CASH  FLOWS
(UNAUDITED)

-----------------------------------------------------------------------------------------

                                                                          For the Period
                                                                          August 19, 2002
                                                        Six Months Ended    (inception)
                                                          June 30, 2003    June 30, 2003
                                                         ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net loss                                               $     (138,393)  $     (222,382)
  Adjustments to reconcile net loss to net cash used in
    operating activities-
    Change in accrued liabilities and other liabilities          (1,296)          19,220
                                                         ---------------  ---------------
      Net cash used in operating activities                    (139,689)        (203,162)
                                                         ---------------  ---------------

CASH FLOWS USED IN INVESTING ACTIVITIES -
  Land acquisition                                             (258,342)        (278,342)
                                                         ---------------  ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Payments on short-term debt                               (20,000)         (20,000)
   Proceeds from issuance of debt                               420,000          504,000
                                                         ---------------  ---------------
          Net cash provided by financing activities             400,000          484,000
                                                         ---------------  ---------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                         1,969            2,496

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                      527                -
                                                         ---------------  ---------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                 $        2,496   $        2,496
                                                         ===============  ===============


                 See Accompanying Notes to Financial Statements

COMMUNITY  BANK  OF  GEORGIA,  INC.  (IN  ORGANIZATION)
NOTES  TO  FINANCIAL  STATEMENTS
PERIOD  ENDED  JUNE  30,  2003  (UNAUDITED)
================================================================================

A.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
     ----------------------------------------------

     1.   REPORTING  ENTITY  -  Community Bank of Georgia, Inc., Baxley, Georgia
          -----------------
          (the "Company") is a proposed one-bank holding company with respect to a de novo bank, Community Bank of Georgia (In Organization,the "Bank"). Prior to the Company's incorporation on April 2, 2003, a group of twenty-two organizers formed Southeast Community Investors, LLC to facilitate the initial process of organizing and forming both the Company and the Bank. The LLC was formed and became active on August 19, 2002. On April 2, 2003 the LLC's Board of Directors assigned and transferred all of the assets and liabilities of the LLC to the Company. Accordingly, all assets, liabilities, rights, revenues and expenses acquired, incurred or undertaken by the LLC from its inception have been transferred to the Company. As a result, all financial transactions undertaken by the LLC from inception, August 19, 2002, are reflected in the Company's financial statements as of and for the six months ended June 30, 2003. Community Bank of Georgia, Inc. is a development stage enterprise.

     2.   CASH  AND  CASH EQUIVALENTS - For the purpose of the statement of cash
          ---------------------------
          flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. This includes money market deposit accounts and short-term certificates of deposit.

     3.   MANAGEMENT  ESTIMATES  -  The  preparation  of financial statements in
          ---------------------
          conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     4.   INCOME  TAXES  -  The  financial statements include only those assets,
          -------------
          liabilities and results of operations which relate to the business of Community Bank of Georgia, Inc. The Company will file its income tax return on the accrual basis of accounting for federal and state income tax purposes. There is no income tax expense for the period ended June 30, 2003.

B.   SHORT-TERM  BORROWINGS
     ----------------------

         The Bankers Bank-line of credit           $    209,000
         The Bankers Bank-real estate acquisition       275,000
                                                   ------------

         Total Short-term Borrowings               $    484,000
                                                   ============


These  borrowings  have  been  established  with  The  Bankers  Bank.

The line of credit is for $500,000 and is for the purpose of providing working capital for the developing Company. The note is secured by the guarantees of the organizers. Interest is at the Prime rate less .50% as established by The Bankers Bank. The applicable rate is 3.59% as of July 8, 2003 with interest payable at maturity.

The real estate acquisition loan is set up on a single payment, has a one year maturity and bears interest at Prime rate minus .25%. The current interest rate is 3.75% and interest is due quarterly starting on June 5, 2003. The note is secured by 3.77 acres of commercial real estate in Baxley, Georgia with a cost of $ 275,000.

COMMUNITY  BANK  OF  GEORGIA,  INC.  (IN  ORGANIZATION)
NOTES  TO  FINANCIAL  STATEMENTS
PERIOD  ENDED  JUNE  30,  2003  (UNAUDITED)
================================================================================

C.   RELATED  PARTY  TRANSACTIONS
     ----------------------------

     The Company has contracted with one of its organizers, Lloyd Gunter, for various consultation services related to organization and the future management of the Bank. The agreement provides for the base compensation and incentive bonus to be paid in his role as President and Chief Executive Officer of the Bank. Upon the formation of the Bank, the contract will be assigned or transferred to the Bank. The entire contract will be cancelled if the Company does not receive a state bank charter from the Georgia Department of Banking and Finance.

D.   DISCLOSURES  RELATING  TO  STATEMENT  OF  CASH  FLOWS
     -----------------------------------------------------

CASH  FLOWS RELATING TO INTEREST AND INCOME TAXES - Cash paid during the periods
-------------------------------------------------
for  interest  and  income  taxes  were  as  follows:

          Interest (net of amount capitalized)      $       4,611
                                                    =============
          Income Taxes                              $           -
                                                    =============


E.   COMMITMENTS  AND  CONTINGENCIES
     -------------------------------

     During 2002, the Company entered into a contract with T. Stephen Johnson & Associates, Inc. in relation to providing consulting services for the purpose of assisting in organizing a de novo bank. Under the terms of the contract, the Company will pay a total consulting fee of $50,000, with an additional fee of $5,000 due upon the filing of a bank holding company application. At June 30, 2003, the Company had, in aggregate, expensed $56,235 under this agreement, with $ 16,235 having been expensed during this six month period.

     Also in 2002, the Company entered into a contract with Powell, Goldstein, Frazer and Murphy LLP for legal services in conjunction with organizing a de novo bank. Estimated fees under this contract are $30,000 to $45,000. At June 30, 2003, $35,000 had been expensed, in aggregate, under this agreement. Expense under this contract for the six months ended June 30, 2003 is $30,000.

                                                                      APPENDIX A
                                                                      ----------

                             SUBSCRIPTION AGREEMENT


Community Bank of Georgia, Inc.
Attn: Lloyd E. Gunter
134 W. Parker Street
Baxley, Georgia 31513

Ladies and Gentlemen:

     I hereby subscribe to purchase the number of shares of common stock (the "Shares") of Community Bank of Georgia, Inc. (the "Company") indicated below.

     I have received a copy of the Company's prospectus, dated ________ __, 2003. In connection with my purchase of the Shares, I understand and agree as follows:

     (1) My purchase of the Company's common stock involves significant risk, as described under "Risk Factors" in the prospectus.

     (2) No federal or state agency has made any finding or determination regarding the fairness of the Company's offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

     (3) THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     I am enclosing a check in the amount of $10.00 multiplied by the number of shares I wish to buy. My check is made payable to "The Bankers Bank - Escrow Account for Community Bank of Georgia, Inc."

     THIS SUBSCRIPTION AGREEMENT IS FINAL, BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 560,000 shares of common stock or fail to receive approval from the Georgia Department of Banking and Finance to open the Bank, the escrow agent will promptly return all subscription proceeds to me, with any interest earned.


NUMBER OF SHARES                         __________________________________
(MINIMUM 100 SHARES):       _______
                                         __________________________________
TOTAL SUBSCRIPTION PRICE                 PLEASE  PRINT  OR  TYPE  EXACT
(AT $10.00 PER SHARE):      _______      NAME(S)  IN  WHICH UNDERSIGNED
                                         DESIRES SHARES TO BE REGISTERED

     Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.


______________________________     ______________________________
DATE
                                   ______________________________
                                   SIGNATURE(S)*
PRINT ADDRESS:
______________________________     PLEASE INDICATE FORM OF OWNERSHIP YOU
                                   DESIRE FOR THE SHARES ([_] INDIVIDUAL,
______________________________     [_] JOINT TENANTS WITH RIGHT OF SURVIVORSHIP,
                                   [_] TENANTS IN COMMON, [_] TRUST,
______________________________     [_] CORPORATION, [_] PARTNERSHIP,
                                   [_] CUSTODIAN,ETC.)


______________________________     ______________________________
AREA CODE AND TELEPHONE NO.        SOCIAL SECURITY OR FEDERAL TAXPAYER
                                   IDENTIFICATION NO.


TO BE COMPLETED BY THE COMPANY

     Accepted as of ______________ ___, 200__, as to ______________ shares.


COMMUNITY BANK OF GEORGIA, INC.


By:   ______________________________
      Signature

      ______________________________
      Print Name

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

================================================================================
--------------------------------------------------------------------------------

     Prospective investors may rely only on the information contained in this prospectus. No one has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                            _________________________


               TABLE OF CONTENTS

                                             Page
                                             ----
SUMMARY                                         1
RISK FACTORS                                    7
CAUTION REGARDING FORWARD-
  LOOKING STATEMENTS                           11
THE OFFERING                                   11
USE OF PROCEEDS                                14
CAPITALIZATION                                 16
DIVIDENDS                                      17
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND PLAN OF
OPERATIONS                                     17
PROPOSED BUSINESS                              21
MANAGEMENT                                     29
EXECUTIVE COMPENSATION                         39
RELATED PARTY TRANSACTIONS                     43
DESCRIPTION OF CAPITAL STOCK                   44
SELECTED PROVISIONS OF THE
  ARTICLES OF INCORPORATION
  AND BYLAWS                                   45
SHARES ELIGIBLE FOR FUTURE
  SALE                                         48
SUPERVISION AND REGULATION                     48
LEGAL MATTERS                                  59
EXPERTS                                        60
REPORTS TO SHAREHOLDERS                        60
ADDITIONAL INFORMATION                         60

Until _______ __, 2003 (40 days after the date of this prospectus), all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus.

--------------------------------------------------------------------------------
================================================================================

================================================================================
--------------------------------------------------------------------------------




                        COMMUNITY BANK OF GEORGIA, INC.


                      A PROPOSED BANK HOLDING COMPANY FOR




                            COMMUNITY BANK OF GEORGIA
                                (IN ORGANIZATION)


                               MINIMUM OF 560,000
                                MAXIMUM 800,000
                             SHARES OF COMMON STOCK


                                  =============

                                   PROSPECTUS

                                  =============




                               _________ __, 2003


--------------------------------------------------------------------------------
================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Consistent with the applicable provisions of the laws of Georgia, the Registrant's bylaws provide that the Registrant shall indemnify its directors and officers against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made (1) by the board of directors of the Registrant, (2) in specified circumstances, by independent legal counsel in a written opinion or
(3) by the affirmative vote of a majority of the shares entitled to vote, but shares owned by or under voting control of directors who are at the time parties to the proceeding may not vote on the determination.

     In addition, the Registrant's articles of incorporation, subject to exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no release of liability for (1) a breach of duty involving appropriation of a business opportunity of the Registrant, (2) an act or omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The articles of incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's common stock, $1.00 par value, are as follows:

     Securities and Exchange Commission Registration Fee                 $ 1,500
     Blue Sky Fees and Expense                                               250
     Registrant's Legal Fees and Expenses                                 35,000
     Consulting Fees                                                       3,000
     Printing and Engraving Expenses                                       6,800
     Accounting Fees and Expenses                                          2,000
     Miscellaneous                                                         1,850
                                                                         -------
        Total                                                            $50,400
                                                                         =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     On April 2, 2003, the Registrant issued to Lloyd E. Gunter, in a private placement, one share of the Registrant's common stock, $1.00 par value, for an aggregate price of $10.00 in connection with the organization of Community Bank of Georgia, Inc. The sale to Mr. Gunter was exempt from registration under the Securities Act pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

ITEM 27.  EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION
------    -----------

3.1       Articles of Incorporation+

3.2       Bylaws+

4.1       Specimen Common Stock Certificate+

4.2 See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock

5.1       Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP dated
          June 13, 2003+

5.2       Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP dated
          July 14, 2003(R)

10.1 Form of Engagement Letter for consulting services by and between Community Bank of Georgia, Inc. and T. Stephen Johnson & Associates, Inc.+

10.2 Form of Escrow Agreement by and between Community Bank of Georgia, Inc. and The Bankers Bank+

10.3 Promissory Note dated March 5, 2003 executed by Community Bank of Georgia, Inc. in favor of The Bankers Bank and form of Commercial Guaranty+

10.4      Form of Community Bank of Georgia, Inc. Organizers' Warrant Agreement+

10.5      Community Bank of Georgia, Inc. 2003 Stock Incentive Plan*+

10.6 Employment Agreement by and between Community Bank of Georgia (In Organization), Community Bank of Georgia, Inc. and Lloyd E. Gunter*+

10.7 Promissory Note dated March 5, 2003 executed by Southeastern Community Investors, LLC in favor of The Bankers Bank(R)

23.1      Consent of Thigpen, Jones & Seaton & Co., P.C. dated June 13, 2003+

23.2      Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in
          Exhibit 5.1)

23.3      Consent of  Thigpen,  Jones,  Seaton  &  Co., P.C. dated July 14,
          2003(R)

23.4     Consent of Thigpen, Jones, Seaton & Co., P.C. dated August 11, 2003

24.1 Power of Attorney (appears on the signature pages to the Registration Statement on Form SB-2)+

99.1     Subscription Agreement (see Appendix A of the Prospectus)

*    Indicates a compensatory plan or contract.
+ Previously filed as an exhibit to the registration statement filed June 13, 2003.
(R) Previously filed as an exhibit to Amendment No. 1 to the registration statement filed July 14, 2003.

ITEM 28.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes as follows:

     (a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which,
                    individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Baxley, State of Georgia, on August 11, 2003.


                              COMMUNITY BANK OF GEORGIA, INC.


                              By: /s/ Lloyd E. Gunter
                                  -----------------------------
                                      Lloyd E. Gunter
                                      President and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


          SIGNATURE           TITLE                         DATE
          ---------           -----                         ----



/s/ Samuel Cain*             Director                   August 11, 2003
---------------------------
     Samuel Cain



/s/ Mike Cleland*            Director                   August 11, 2003
---------------------------
     Mike Cleland



/s/ David G. Douglas*        Director                   August 11, 2003
---------------------------
     David G. Douglas

          SIGNATURE           TITLE                         DATE
          ---------           -----                         ----



/s/ William W. Eason*        Director                   August 11, 2003
---------------------------
     William W. Eason



/s/ Lloyd E. Gunter          Director                   August 11, 2003
---------------------------
     Lloyd E. Gunter(1,2)



/s/ Roy Herrington*          Director                   August 11, 2003
---------------------------
     Roy Herrington



/s/ Fred E. Hyers*           Director                   August 11, 2003
---------------------------
     Fred E. Hyers



/s/ H.F. Johnson, Jr.*       Director                   August 11, 2003
---------------------------
     H.F. Johnson



/s/ Marcus C. Long*          Director                   August 11, 2003
---------------------------
     Marcus C. Long



/s/ Robert E. Mathews*       Director                   August 11, 2003
---------------------------
     Robert E. Mathews



/s/ Henry G. Miles, Jr.*     Director                   August 11, 2003
---------------------------
     Henry G. Miles, Jr.



/s/ Harold E. Rentz*         Director                   August 11, 2003
---------------------------
     Harold E. Rentz, DMD

          SIGNATURE           TITLE                         DATE
          ---------           -----                         ----



/s/ James R. Rentz*          Director                   August 11, 2003
---------------------------
     James R. Rentz



/s/ B.W. Sapp*               Director                   August 11, 2003
---------------------------
     B. W. Sapp



/s/ John E. Tillman*         Director                   August 11, 2003
---------------------------
     John E. Tillman



/s/ Jeffrey Turner*          Director                   August 11, 2003
---------------------------
     Jeffery Turner



/s/ Lamar Turner*            Director                   August 11, 2003
---------------------------
     Lamar Turner



/s/ David W. Upchurch*       Director                   August 11, 2003
---------------------------
     David W. Upchurch



/s/ Ronnie White*            Director                   August 11, 2003
---------------------------
     Ronnie White



/s/ Forrest H. Wildes*       Director                   August 11, 2003
---------------------------
     Forrest Wildes

          SIGNATURE           TITLE                         DATE
          ---------           -----                         ----



/s/ Sidney Wildes*           Director                   August 11, 2003
---------------------------
     Sidney Wildes




    */s/ Lloyd E. Gunter
--------------------------------
        Lloyd E. Gunter
       Attorney-in-fact



1     Principal executive officer.
2     Principal financial and accounting officer.